                                                                    EXHIBIT 10.1








                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                    SOUTH TEXAS DRILLING & EXPLORATION, INC.





                                      AND



                              THE SHAREHOLDERS OF




                           PIONEER DRILLING CO., INC.






                                 JULY 21, 2000

                               TABLES OF CONTENTS


                                                                            Page
                                                                            ----

ARTICLE 1 Sale and Purchase of Stock .....................................     1
   1.1    Sale and Purchase of Stock .....................................     1
   1.2    Purchase Price .................................................     1
   1.3    Adjustment to Purchase Price ...................................     1
   1.4    Payment of Purchase Price ......................................     2

ARTICLE 2 Closing ........................................................     2
  2.1     Closing ........................................................     2
  2.2     Purchaser's Obligations at Closing .............................     3
  2.3     Sellers' Obligations at Closing; Further Assurances ............     3
  2.4     Escrow .........................................................     3


ARTICLE 3 Representations and Warranties of Sellers and the Company ......     3
  3.1     Organization, Good Standing, Power, Etc. .......................     4
  3.2     Affiliates .....................................................     4
  3.3     Effect of Agreement ............................................     4
  3.4     Capitalization .................................................     5
  3.5     Financial Statements ...........................................     5
  3.6     Books and Records ..............................................     6
  3.7     Accounts Receivable ............................................     6
  3.8     Inventory ......................................................     6
  3.9     Absence of Certain Changes or Events ...........................     7
  3.10    Insurance ......................................................     8
  3.11    Taxes ..........................................................     9
  3.12    Title to and Condition of the Assets ...........................    11
  3.13    Condition and Sufficiency of Assets ............................    11
  3.14    Real Property ..................................................    11
  3.15    Personal Property ..............................................    12
  3.16    Contracts ......................................................    12
  3.17    Legal Proceedings ..............................................    13
  3.18    Employee Benefit Plans .........................................    14
  3.19    Employees ......................................................    16
  3.20    Labor Matters ..................................................    17
  3.21    Intellectual Property ..........................................    17
  3.22    Absence of Sensitive Payments ..................................    18
  3.23    Transactions With Related Parties ..............................    19
  3.24    Banks and Powers of Attorney ...................................    19
  3.25    Compliance With Laws ...........................................    19
  3.26    Brokerage ......................................................    19
  3.27    Environmental Matters ..........................................    19
  3.28    Capital Improvements ...........................................    20
  3.29    Assets Sufficient for Conduct of Business ......................    20
  3.30    Solvency .......................................................    20
  3.31    Full Disclosure ................................................    20
  3.32    Investment Representations .....................................    21

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER........................ 21
     4.1    Organization, Good Standing, Power, etc. ........................ 21
     4.2    Effect of Agreement.............................................. 22
     4.3    Investment Intent................................................ 22
     4.4    Brokerage........................................................ 22
     4.5    Size of Purchaser................................................ 22

ARTICLE 5 COVENANTS OF SELLERS AND THE COMPANY............................... 23
     5.1    Access to Properties and Records................................. 23
     5.2    Conduct of the Company Prior to Closing Date..................... 23
     5.3    Advice of Developments........................................... 23
     5.4    Drilling Rig Lease............................................... 23
     5.5    Closing Conditions............................................... 23
     5.6    Escrow Agreement................................................. 24
     5.7    Approvals of Governmental Bodies................................. 24
     5.8    Amendments....................................................... 24
     5.9    Capital Expenditures............................................. 24
     5.10   Property and Assets.............................................. 24
     5.11   Books of Account................................................. 24
     5.12   Loans by the Company............................................. 24
     5.13   Changes in Existing Agreements................................... 24
     5.14   Agreements....................................................... 24
     5.15   Good Faith Efforts............................................... 25
     5.16   Notification of Certain Matters.................................. 25

ARTICLE 6 COVENANTS OF PURCHASER............................................. 25
     6.1    Audit............................................................ 25
     6.2    Closing Conditions............................................... 25
     6.3    Advice of Developments........................................... 25
     6.4    Notice of Material Matter........................................ 25
     6.5    Escrow Agreement................................................. 25

ARTICLE 7 CONFIDENTIALITY.................................................... 26
     7.1    Confidentiality.................................................. 26
     7.2    Public Announcements............................................. 26

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER................... 26
     8.1    Board of Director Approval....................................... 26
     8.2    Representations and Warranties True at Closing................... 27
     8.3    Performance...................................................... 27
     8.4    No Material Adverse Change....................................... 27
     8.5    Delivery of Certain Documents.................................... 27
     8.6    No Action To Prevent Completion.................................. 27
     8.7    Opinion of Counsel for Sellers and Company....................... 27
     8.8    Release of Claims................................................ 28
     8.9    No Litigation.................................................... 29
     8.10   Resignations/Employment Agreement................................ 29
     8.11   Performance...................................................... 29
     8.12   Purchaser's Due Diligence Review................................. 29
     8.13   Financing........................................................ 29

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS..........   29
     9.1   Representations and Warranties True at the Closing.....   29
     9.2   Performance............................................   30
     9.3   No Action To Prevent Completion........................   30
     9.4   Approvals and Consents.................................   30
     9.5   Opinion of Counsel for Purchaser.......................   30
     9.6   No Litigation..........................................   31


ARTICLE 10 TERMINATION............................................   31
     10.1  Termination Events.....................................   31
     10.2  Effect of Termination..................................   31

ARTICLE 11 INDEMNIFICATION........................................   32
     11.1  Post-Closing Indemnification be Sellers and Purchaser..   32
     11.2  Taxes..................................................   34
     11.3  Limitation on Indemnity Liability......................   35

ARTICLE 12 GENERAL................................................   35
     12.1  Amendment..............................................   35
     12.2  Entire Understanding...................................   35
     12.3  Counterparts...........................................   35
     12.4  Headings...............................................   35
     12.5  Applicable Law; Severability...........................   36
     12.6  Parties in Interest; Assignment........................   36
     12.7  Further Acts...........................................   36
     12.8  Notices................................................   36
     12.9  Expenses...............................................   37
     12.10 Arbitration............................................   37

LIST OF EXHIBITS

Exhibit A      List of Shareholders
Exhibit B      Form of Escrow Agreement
Exhibit C      Disclosure Schedules

                            STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made as of July 21, 2000, by and among South Texas Drilling & Exploration, Inc., a Texas corporation ("Purchaser"), the shareholders (listed in Exhibit A attached hereto and collectively referred to as "Sellers") of Pioneer Drilling Co., Inc., a Texas corporation (the "Company"), and the Company.

                                    RECITALS

     A. Sellers and the Company own and operate an onshore contract drilling business (the "Business").

     B. Sellers own, or have rights to acquire, 15,300 shares of common stock, ten (10) cent par value per share, of the Company, which constitute all of the issued and outstanding shares of capital stock of the Company (the "Stock").

     C. Sellers desire to sell to Purchaser, and Purchaser desires to purchase, on the terms and subject to the conditions of this Agreement, the Stock.

     Now, therefore, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                           SALE AND PURCHASE OF STOCK

     1.1 Sale and Purchase of Stock. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Sellers hereby agree to sell, transfer and deliver to Purchaser and Purchaser hereby agrees to purchase from Sellers, the Stock (the "Acquisition").

     1.2 Purchase Price. The purchase price for the Stock will be Twelve Million Dollars ($12,000,000.00) (the "Unadjusted Purchase Price") adjusted as provided in Section 1.3 hereof (as finally adjusted, the "Purchase Price").

     1.3 Adjustment to Purchase Price. The parties will jointly determine the Working Capital Amount (hereinafter defined), on an unaudited basis, as of July 31, 2000. The parties agree that the accounting firm engaged to audit the financial records of the Company (the "Accounting Firm") in accordance with
Section 5.1 hereof will in addition prepare a balance sheet as of the close of business on July 31, 2000 (the "Purchase Balance Sheet"). From and after the date hereof, Sellers shall provide the Accounting Firm with reasonable access to the financial information, all work papers, schedules, memoranda, and other documents and information used or prepared in connection with the preparation of the Purchase Balance Sheet. The preparation of the Purchase Balance Sheet and computation of the Working Capital Amount by the Accounting Firm shall be conclusive and binding on Sellers and Purchaser, provided that Sellers will have full access to the Accounting Firm's workpapers, schedules, etc. If the Working Capital Amount as of the close of business on July 31, 2000 is determined to be less than $1,000.00, the cash portion of the Unadjusted-Purchase Price will be reduced by an amount equal to the difference between the actual Working Capital Amount and $1,000.00 (the "Adjustment Amount"); provided, however, such Adjustment Amount shall be rounded to the nearest One Thousand Dollars ($1,000). For purposes of this Agreement, "Working Capital Amount" shall mean the book value of (a) current assets of the Company (cash, accounts receivable, notes receivable certificates of deposit and cash equivalents), (b) all lands, buildings and improvements of the Company and (c) the increase in the Company's inventory levels, if any, since December 31, 1999 and (d) all capital expenditures by the Company directly related to its drilling rigs since December 31, 1999 LESS the book value of (y) current liabilities of the Company (accounts payable, trade payables, short term notes, and accrued wages and benefits and estimated income tax liabilities for fiscal year 1999-2000) and (z) long term liabilities of the Company. If the Working Capital Amount as of the close of business on July 31, 2000, is determined to be greater than $1,000.00, up to the first $700,000.00 of such excess will be distributed to key employees of the Company as bonus payments for prior years of service in proportions determined by the Company's officers, with the remainder, if any, distributed to Sellers in respect of their stock ownership, all such distributions to be made immediately prior to Closing, or within a reasonable time thereafter.

     1.4 Payment of Purchase Price. Purchaser shall pay the Purchase Price to Sellers on the Closing Date as follows:

     (a) Ten Million Eight Hundred Thousand Dollars ($10,800,000.00) cash; and

     (b) Five hundred thirty three thousand, three hundred thirty three (533,333) shares of common stock of Purchaser (the "Shares"). The number of shares has been set based upon a per share price of $2.25, resulting in an aggregate value of $1,200,000.00. Provided, however, each Seller will have a one time election exercisable on or before five
         (5) days prior to Closing to require the Section 1.4(b) component of the Purchase Price to be satisfied by payment to such electing Seller a pro-rata share of $1,200,000.00 cash, subject to Section 11.1(f). The cash or shares elected under this Section 1.4(b) is the "Escrow Amount" for all purposes of this Agreement. The common stock of Purchaser issued as part of the Purchase Price, if any, will be issued to Sellers without registration under the federal Securities Act of 1933 (the "Act") in reliance upon the private offering exemption from the registration requirements of the Act.

                                   ARTICLE 2

                                    CLOSING

     2.1 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Matthews and Branscomb, P.C., 802 N. Carancahua, Suite 1900, Corpus Christi, Texas 78470, at 10:00 a.m. on July 31, 2000, or as soon thereafter at such other time and place as Purchaser and Sellers shall reasonably determine. The time of the Closing on the Closing Date shall be referred to herein as the "Closing Time."

     2.2 Purchaser's Obligations at Closing. At Closing, Purchaser will deliver:

     (a) To Sellers, the cash portion of the Purchase Price, by wire transfer to accounts designated by Sellers five (5) days prior to Closing.

     (b)  To the Escrow Agent, the Escrow Amount.

     (c) To Sellers, all other documents and certificates required to be delivered to Sellers pursuant to this Agreement.


     2.3 Sellers' Obligations at Closing; Further Assurances. At Closing, Sellers will deliver to Purchaser:

     (a) Certificates representing the Stock; plus executed stock powers separate from certificate with respect thereto, in favor of Purchaser.

     (b)  The written approvals, consents and certificates referred to in
Section 3.3.

     (c) All other documents and certificates required to be delivered to Purchaser pursuant to this Agreement.

     From time to time following Closing, Sellers will execute and deliver such instruments and take such action as Purchaser may reasonably request in order to more effectively transfer, convey, assign and deliver to Purchaser the Stock.


     2.4 Escrow. At Closing, Sellers, Purchaser and the Escrow Agent will execute the Escrow Agreement, substantially in the form set forth on Exhibit B.


                                   ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

     To induce Purchaser to enter into and perform this Agreement, Sellers, and the Company represent and warrant to Purchaser as follows. Provided, however, the representations and warranties of individual Sellers other than Lars Potter and Wayne Squires are all made to the extent of such Seller's actual knowledge only. The representations and warranties of the Company, Lars Potter and Wayne Squires are made jointly and without limitation, except as otherwise qualified below by a Knowledge standard. For purposes of this Agreement, an individual will be deemed to have "Knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual under a commercially reasonable duty of inquiry could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A corporation, partnership, trust or other entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such entity (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter, other than former Company employees Tom Kilburn and Mike Cassidy.

     3.1  Organization, Good Standing, Power, Etc.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to carry on the business of the Company as it is now being conducted, to own or hold under lease the properties and assets which it owns or holds under lease and perform all its obligations under the agreements and instruments to which it is a party or by which it is bound. Except as set forth in Section 3.1 of the Disclosure Schedule, the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the ownership or leasing of the properties owned by it or the nature of the activities of the business of the Company requires such qualification. The jurisdictions in which the Company is qualified to do business are as follows: Texas.

     (b) Sellers and Company have all requisite corporate or other power and authority to execute, deliver and perform this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of Sellers and Company, has been duly executed and delivered by Company and Sellers and is the legal, valid and binding obligation of Sellers and Company enforceable in accordance with its terms. Except to the extent (if any) described in Section
3.3 of the Disclosure Schedule, as of the Closing Date, the Company and Sellers have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform their obligations hereunder.

     3.2 Affiliates. The Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business or other entity affecting the Company, except as shown on Section 3.2 of the Disclosure Schedule.

     3.3 Effect of Agreement. The execution, delivery and performance of this Agreement by Sellers and the Company and the consummation by them of the transactions contemplated hereby will not require prior notice to, nor the consent, approval or authorization of any person or to Seller's knowledge any governmental authority, except as set forth in Section 3.3 of the Disclosure Schedule. Upon receipt of each such consent, approval and authorization set forth by Sellers and the Company in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by it will:

     (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws or any other charter document of the Company (copies of which have been delivered to Purchaser);

     (b) to Seller's knowledge, violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, government, governmental agency or instrumentality, domestic or foreign, or arbitrator, binding upon Sellers or the Company;

     (c) result in a breach of, or constitute a default under (or with notice or lapse of time, or both, result in a breach of or constitute a default under) or otherwise give any person the right to terminate, any material lease, license, contract or other material agreement or instrument to which the Company is a party or by which it is bound;

     (d) result in, or require, the creation or imposition of, any mortgage, deed of trust, pledge, lien, security interest or other charge or Encumbrance of any nature upon or with respect to any of the properties now owned or used by the Company. "Encumbrance" means any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     3.4 Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock, Sellers are and will be on the Closing Date the record and beneficial owners and holders of, and have good title to, the Stock, free and clear of any Encumbrance. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and there are no preemptive rights. Except as set forth in Section 3.4 of the Disclosure Schedule, there are no existing agreements, options, warrants, rights, calls or commitments of any character to which Sellers or the Company is a party or by which any of them is bound providing for the issuance of any additional shares, the sale of treasury shares or the repurchase or redemption of shares of the Company's capital stock and there are no outstanding securities or other instruments convertible into or exchangeable for shares of such capital stock and no commitments to issue such securities or instruments.

     3.5 Financial Statements.

     (a) The Company will deliver to Purchaser unaudited balance sheets of the Company as of June 30, 1999, December 31, 1999 and June 30, 2000, and related statements of income, changes in shareholders' equity, and cash flow for the fiscal years or periods then ended. Such financial statements and notes are hereinafter collectively referred to as the "Financial Statements".

     (b) The Financial Statements (i) are in accordance with the books and records of the Company; (ii) except as set forth therein (including the notes thereto), have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (subject to customary year-end adjustments); and (iii) fairly present both the financial condition of the Company on a consolidated basis and the results of operations with respect to the Company on a consolidated basis as of the dates and for the periods therein specified.

     (c) The Company has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the most recent Financial Statements, except as set forth in Section 3.5 of the Disclosure Schedule. Except as set forth in Section 3.5 of the Disclosure Schedule, all debts, liabilities and obligations of the Company incurred after the date of the most recent Financial Statements were incurred in the Ordinary Course of Business, and are usual and normal in amount both individually and in the aggregate. The Company is not directly or indirectly liable to or obligated to provide funds in respect of or to guaranty or assume any obligation of any person except to the extent reflected and fully reserved against in the Financial Statements. Except as set forth in the Financial Statements or Section 3.5(c) of the Disclosure Schedule, all liabilities of the Company can be prepaid without penalty at any time.

     (d) The loans, notes and accounts receivable reflected in the Financial Statements and all such loans, notes and accounts receivable arising after the applicable dates of the Financial Statements arose, and have arisen, from bona fide transactions, and the bad debt reserves established in connection with such loans, notes, and accounts receivable are in conformity with generally accepted accounting principles. Accounts payable reflected in the Financial Statements and all accounts payable arising after the applicable dates of the Financial Statements arose, and have arisen, from bona fide transactions.

     (e) For purposes of this Agreement, Ordinary Course of Business means an action taken by a person, if such action is consistent with the past practices of such person and is taken in the ordinary course of the normal historic day to day operations of such person.

     3.6 Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which will be made available to Purchaser, will be complete and correct in all material respects as of the Closing Date and have been maintained in accordance with sound business practices, including, but not limited to, the maintenance of an adequate system of internal controls in the Company's Ordinary Course of Business. On the Closing Date, all of those books and records will be in the possession of the Company.

     3.7 Accounts Receivable. The Company will have delivered to Purchaser a complete and accurate schedule of the accounts receivable (including notes receivable) of the Business as of June 30, 2000, together with an accurate aging of such accounts receivable. Except for the reserves applicable thereto as set forth in the Financial Statements, such accounts receivable will, as of the Closing Date, constitute valid receivables not in dispute by a customer of the Company, except as disclosed in Section 3.7 of the Disclosure Schedule. As to the accounts receivable arising between June 30, 2000, and the Closing Date, such accounts receivable will, as of the Closing Date, constitute valid receivables not in dispute by a customer of the Company, except as disclosed in
Section 3.7 of the Disclosure Schedule except for the reserves applicable thereto as set forth on the Financial Statements. Any invoiced account receivable as of the Closing Date which is not collected in full prior to ninety (90) days thereafter shall be deemed to be uncollectible and Purchaser shall have the right to withdraw the amount of all uncollectible accounts receivable in excess of the reserve, as set forth in the Purchase Balance Sheet, from the Escrow Amount pursuant to the Escrow Agreement. In determining whether an account has been paid, any payments received on the account shall be applied to the oldest unpaid entry in the account, unless such account is in dispute or unless any payments made so designate specific invoice numbers, specific invoice amounts or date of delivery. Purchaser will use its commercially reasonable efforts to timely collect all such accounts receivables within such ninety (90) day period after Closing.

     3.8 Inventory. The inventory of the Company as reflected by the Financial Statements and as described in Section 3.8 of the Disclosure Schedule consisted and consists of items substantially all of which were and will be of the usual quality and quantity necessary for the normal conduct of the Business and reasonably expected to be usable or salable within a reasonable period of time in the ordinary course of business of the Company, except items of inventory which have been written down to realizable market value or written off completely, and damaged or broken items in an amount which does not materially affect the value of the inventory as reflected on the Financial Statements. With respect to inventory in the hands of suppliers for which Company is committed as of the date hereof, such inventory is reasonably expected to be usable in the ordinary course of business of the Company as presently being conducted. The quantities of each type of inventory are not excessive, but are reasonable and warranted in the present circumstances of the Company.

     3.9  Absence of Certain Changes or Events. Except as disclosed in Section
3.9 of the Disclosure Schedule, since March 31, 2000, there has not been any Material Adverse Change in the condition (financial or otherwise), results of operations, revenues, expenses, gross operating profits, businesses, prospects, assets or liabilities (contingent or otherwise) of the Company and the Company has not:

     (a) made any declaration, setting aside or payment of a dividend (whether in cash, stock or property) in respect of the capital stock of the Company or any Company Subsidiary;

     (b) incurred any borrowing or lending of money or guarantee of any obligation by the Company or any Company Subsidiary in excess of five thousand dollars ($5,000) (contingent or otherwise), except in the Ordinary Course of Business;

     (c) made any disposition, including leasing, of any material properties or assets used in the Business, except sales made in the Ordinary Course of Business;

     (d) engaged in any activities outside the Ordinary Course of Business as conducted on the date hereof;

     (e)  issued or repurchased its stock;

     (f) discharged or satisfied any lien or encumbrance or paid any obligation or liability (contingent or otherwise) in excess of five thousand dollars ($5,000), except current liabilities outstanding on the date set forth above and current liabilities incurred since such date in the Ordinary Course of Business;

     (g) mortgaged, pledged or subjected to lien, charge, security interest or other encumbrance any of the material properties or assets of the Company, except in the Ordinary Course of Business;

     (h) canceled or compromised any debt owed to it except in the Ordinary Course of Business;

     (i) knowingly and expressly waived or released any rights (including, without limitation, discounting any account receivable) except in the Ordinary Course of Business;

     (j) sold, assigned, transferred or granted any rights under any licenses, patents, inventions, trademarks, service marks, trade names, or copyrights or rights with respect to any know-how or other intangible assets, which sale, assignment, transfer or grant would have a Material Adverse Effect on the Company or its material properties and assets;

     (k) amended or terminated any contract, agreement or license to which the Company is a party, which amendment or termination would have a Material Adverse Effect on the Company or its material properties or assets;

     (l) knowingly disposed of or knowingly permitted to lapse any rights for the use of any patent, trademark, service mark, trade name or copyright or knowingly disposed of or disclosed to any person not an employee, supplier, broker, distributor or customer any trade secret, process or know-how not theretofore a matter of public knowledge, which dispositions or disclosures would have a Material Adverse Effect on the Company or its material properties or assets;

     (m) terminated the employment of any employee or entered into any employment agreement outside the Ordinary Course of Business;

     (n) increased the rate of compensation or bonus payments payable or to become payable to any of the employees or directors of the Company other than in the Ordinary Course of Business;

     (o) declared any dividend or made any payment (other than normal reimbursement payments) or distribution to the shareholders of Company, in their capacity as such, that would have an adverse effect on the Company or its material properties or assets;

     (p) entered into any other transaction, contract or commitment other than in the Ordinary Course of Business which would have an adverse effect on the Company or its material properties or assets; or

     (q) agreed to do any of the things described in the preceding clauses (a) through (p).

     For purposes of this Agreement,

     (i) "MATERIAL ADVERSE EFFECT" means the cumulative effect of facts, actions or events relating to the Company which, taken as a whole, would deprive Purchaser of the right to receive the benefit of the bargain contemplated by this Agreement; and

     (ii) "MATERIAL" means such facts, actions or events which would deprive Purchaser of the right to receive the benefit of the bargain contemplated by this Agreement.

     3.10 INSURANCE. Section 3.10 of the Disclosure Schedule accurately lists all policies of insurance covering the material properties and operations of the Company as of the date hereof.

     (a) All policies of property, fire and casualty, product liability, workers' compensation and other forms of insurance owned or held by the Company (i) are issued by insurance companies reasonably believed by the Company to be financially sound and reputable, (ii) to Seller's knowledge are sufficient for material compliance with all requirements of law and of all applicable agreements to which the Company or any Company Subsidiary is a party or by which it is bound, (iii) to Seller's knowledge are valid, outstanding and enforceable policies, and (iv) to Seller's knowledge will not in any way be affected by, terminate or lapse by reason of, the transactions contemplated by this Agreement.

     (b) Neither Sellers, nor the Company has received, any notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

     3.11 Taxes.

     (a) Except as disclosed in Section 3.11 of the Disclosure Schedule, the Company has timely filed or caused to be timely filed (including allowable extensions) all federal, state and local tax returns ("Tax Returns") for income taxes, sales taxes, withholding taxes, employment taxes, property taxes, franchise taxes and all other taxes of every kind whatsoever which are required by law to have been filed by the Company.

     (b) The Company has paid all taxes, assessments, penalties and other governmental charges which have become due pursuant to such Tax Returns and all other taxes, assessments, penalties and other governmental charges which have become due and payable with respect to the properties of the Company or with respect to the Company or employees thereof.

     (c) The Company has not filed or entered into any election, consent or extension agreement with respect to the properties of the Company or with respect to the Company that extends the applicable statute of limitations with respect to its liability for taxes owing with respect to any such properties.

     (d) The Company has made full and adequate provision for all accrued and unpaid taxes, assessments, penalties and other governmental charges, whether or not disputed, and the Company has made and will continue to make adequate provision for such taxes on its books and records for the Company, until the Closing Date. All of said taxes, assessments, penalties and other governmental charges that are due will have been actually paid to the appropriate governmental party on or before the Closing Date.

     (e) Except as set forth in Schedule 3.11 of the Disclosure Schedule, the Company is not a party to any action or proceeding pending or, to the Company's or Sellers' Knowledge, threatened by any governmental authority for assessment or collection of taxes, to the Company's or Sellers' Knowledge no unresolved claim for assessment or collection of such taxes has been asserted against the Company, and to the Company's or Sellers' Knowledge no audit or investigation by state or local government authorities is under way with respect to the Company or its properties.

     (f) Except for liabilities asserted, or which may be asserted, in actions or proceedings or as a result of audits or investigations listed in Section 3.11 of the Disclosure Schedule, there is and will be no further liability for any taxes then due as of the Closing Date, whether by future deficiency assessments or otherwise, and no interest or penalties accrued or accruing with respect thereto.

     (g) Section 3.11 of the Disclosure Schedule hereto lists those states where the Company has been or is required to file a Tax Return. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction due to its activities or business.

     (h) Sellers are not a "foreign person" within the meaning of section 1445 of the Code.

     (i) Sellers have not filed any consent under Code section 341(f) with respect to the Company or with respect to its property. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments (including, without limitation, any payments that have been or will be made in connections with the transactions contemplated by this Agreement) that will not be deductible by virtue of Code section 280G. The Company has adequately disclosed on its federal Tax Returns all positions taken therein which otherwise could give rise to a substantial understatement of federal taxes within the meaning of Code section 6662.

     (j) Except as previously disclosed to Purchaser in writing, the Company has neither agreed nor been required to make an adjustment under section 481 of the Code by reason of a change in accounting method or otherwise. Except as previously disclosed to Purchaser in writing, no taxable income economically attributable to transactions occurring on or before the Closing Date will be required to be recognized by the Company after the Closing Date, whether by reason of any of them reporting income on the cash method of accounting, the completed contract method, the percentage of completion-capitalized cost method, the installment method of accounting or by reason of Treasury Regulations section 1.1502-13 (deferred intercompany transactions) or 1.1502-19 (excess losses) or otherwise.

     (k) Section 3.11 of the Disclosure Schedule sets forth the following information with respect to the Company as of the date set out therein: (i) the adjusted basis of each of the Company its assets: (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company; and
(iii) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction (within the meaning of section 1.1502-13(a)(2) of the Income Tax Regulations).

     (l) The Company is not a party to any allocation or sharing arrangement or agreement (whether written or unwritten) with respect to taxes which will not be terminated by the Closing Date.

     Nothing in this Section 3.11 or elsewhere in this Agreement will be deemed a representation or warranty with respect to employee benefit plans. Such matters are covered exclusively by Section 3.18 hereof.

     3.12 Title to and Condition of the Assets.

     (a) Title. The Company has good and indefeasible title to its respective assets, whether real, personal or mixed, tangible or intangible. Except for leased assets, the assets of the Company listed in the Financial Statements constitute all of the operating assets used in the Business. All of the assets of the Company are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, security interests, conditional sales agreements, encumbrances, equities, claims, easements, rights of way, covenants, conditions, restrictions or other adverse claims or interests of any nature whatsoever except for those disclosed in the Financial Statements or in Sections 3.3, 3.14 and 3.15 of the Disclosure Schedule. Except as set forth in Sections 3.14 and 3.15 of the Disclosure Schedule, there is no real property or personal property used in the business of the Company that is not owned by the Company or possessed by the Company pursuant to a binding written agreement therefor permitting the use of the property in the manner used by the Company on the date hereof. Any such agreement is set forth in Sections 3.14 and 3.15 of the Disclosure Schedule.

     3.13 Condition and Sufficiency of Assets. Except as set forth in Sections
3.14 and 3.15 of the Disclosure Schedule, substantially all physical assets of the Company are structurally sound and are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. All assets of the Company are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

     3.14 Real Property.

     (a) Section 3.14 of the Disclosure Schedule contains (i) a complete and accurate (in all material respects) legal description of each parcel of real property owned by, leased to or used by the Company (the "Real Property") and
(ii) a complete and accurate list of all current leases, lease amendments, subleases, assignments, licenses and other agreements to which the Real Property is subject (the "Leases"). The Company has delivered to Purchaser true and complete copies of the Leases.

     (b) Except as disclosed in Section 3.16 of the Disclosure Schedule, (i) each such Lease is in full force and effect as a valid and subsisting lease of the premises covered thereby enforceable in accordance with its terms and has not been amended or modified; (ii) each such real property lease constitutes the sole and entire agreement between the Company as lessee and the lessor respecting the premises subject to such real property lease; (iii) there is no existing material default under any such Lease on the part of the Company, or, to the Company's or Sellers' Knowledge, any other party to such real property lease; (iv) the Company has not received any notice that any party to any Lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder; (v) the Company has not received any notice of any outstanding adverse claims in respect of the rights and remedies held by it under any such real property lease; (vi) the rights of the Company under each such real property lease will not be affected by the consummation of the transactions contemplated by this Agreement; (vii) the Company has not received any notice that any of the buildings, structures or fixtures leased under such real property lease contravenes any zoning ordinance or other administrative regulation or violates any restrictive covenant or other agreement to which the Company is bound, or any provision of law, the effect of which in any material respect would interfere with or prevent the continued use of the property leased for the purposes for which it is now being used by the Company; and (viii) no rental under the Leases has been paid more than one month in advance.

     (c) Except as disclosed in Section 3.14 of the Disclosure Schedule, (i) there are no tanks on or below the surface of the Real Property, (ii) there is no hazardous or toxic waste, substance or material or other contaminant or pollutant (as determined under federal, state or local law) present on or below the surface of the Real Property including, without limitation, in the soil, subsoil, groundwater or surface water, which constitutes a violation of any law, ordinance, rule or regulation of any governmental entity having jurisdiction thereof or subjects or could subject Purchaser to any liability to third parties, and (iii) the Real Property has never been used by the Company or, to the Company's or Seller's Knowledge, by any previous owners or operators to generate, manufacture, refine, produce, store, handle, transfer, process or transport any hazardous or toxic waste, substance or material or other contaminant or pollutant.

     (d) To Seller's knowledge, the zoning of each parcel of the Real Property permits the improvements located thereon and the continuation of business presently being conducted thereon. The Real Property is served by utilities and services necessary for the normal and continued operation of the business presently conducted thereon.

     3.15 Personal Property.

     (a) To Seller's knowledge, Section 3.15 of the Disclosure Schedule is a complete and accurate schedule as of June 30, 2000 describing, and specifying the location of, all inventory, drilling rigs, pipe, motor vehicles, machinery, fixtures, equipment, furniture, supplies, tools and all other tangible or intangible personal property (other than the rights arising under the contracts of the Company and the accounts receivable) owned by, in the possession of, or used by the Company (the "Personal Property").

     (b) Each lease, license, rental agreement, contract of sale, or other agreement applicable to any Personal Property is listed in Section 3.16 of the Disclosure Schedule and is in full force and effect; neither the Company, nor, to the Company's or Seller's Knowledge, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. Neither the Company nor any Seller has received notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

     3.16 Contracts. Section 3.16 of the Disclosure Schedule contains a complete and accurate list of all presently effective contracts to which the Company or any Company Subsidiary is a party (the "Contracts") and which affect or are applicable to the assets of the Company or any Company Subsidiary, the Company or any Company Subsidiary, true and complete copies (or summaries in the case of oral contracts) of each of which have been delivered to Purchaser by the Company and Sellers, including, without limitation, any:

         (a) onshore drilling contracts for any third party which have not been performed in whole or in part, as of the Closing Date;

         (b) mortgage, security agreement, financing statement or conditional sales agreement or any similar instrument or agreement;

         (c) agreement, commitment, note, indenture or other instrument relating to the borrowing of money, or the guaranty of any such obligation for the borrowing of money;

         (d) joint venture or other agreement with any person, firm, corporation or unincorporated association doing business either within or outside the United States relating to sharing of present or future commissions, fees or other income or profits;

         (e) participation, sharing, joint operating or other agreement relating to co-ownership of mineral or leasehold interests;

         (f) lease, license, rental agreement, contract of sale or other agreement applicable to the Personal Property;

         (g)      franchise agreement;

         (h)      warranty;

         (i)      noncompetition agreement;

         (j)      broker or distributorship contract; or

         (i) advertising, marketing and promotional agreement (including, but not limited to, any agreements providing for discounts and/or rebates).

         Except as disclosed in Section 3.16 of the Disclosure Schedule, to Seller's knowledge, each of the Contracts is in full force and effect and has not been amended or modified and neither the Company, nor, to the Company's or Sellers' Knowledge, any other party thereto, is in default thereunder, nor, to the Company's or Sellers' Knowledge, is there any event which with notice or lapse of time, or both, would constitute a default thereunder. Neither the Company nor any Seller has received notice that any party intends to cancel, terminate or refuse to renew any such Contract or to exercise or decline to exercise any option or other right thereunder.

         3.17 Legal Proceedings. Except as set forth in Section 3.17 of the Disclosure Schedule, there are no claims, actions, suits, arbitrations, grievances, or proceedings pending or, to the Knowledge of the Company or Sellers, threatened against the Company, at law, in equity, or before any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party, which involve the transactions contemplated herein or which would have an adverse effect upon the Business, business prospects, assets or financial condition of the Company. Except as set forth in Section 3.17 of the Disclosure Schedule, neither the Company nor any Seller is presently engaged in or contemplating any legal action to recover moneys due to the Company or damages sustained by the Company. Neither the Company nor any Seller is in violation of or in default with respect to any applicable judgment, order, writ, injunction or decree. Neither the Company nor any Seller has been advised or given notice of any default or claim of default on the part of either of the foregoing parties under any of the Contracts.

         3.18     Employee Benefit Plans.

         (a) As used in this Section 3.18, the following terms have the meanings set forth below:

         "Company Controlled Group Member" means a member of a group of entities or trades or businesses that is aggregated with and includes the Company or any Company Subsidiary under Code Section 414(b), (c), (m) or (a) and Section 4001 of ERISA.

         "Company Controlled Group Plan" means a Plan (including without limitation a Company Plan) maintained by or contributed to, at any time within six years prior to the Closing Date, by the Company, Sellers, any Company Subsidiary or any Company Controlled Group Member.

         "Company Plans" means all Plans (other than the Company's or any Company Subsidiary's foreign employee benefit Plans) maintained by or contributed to by the Company or Sellers or any Company Subsidiary with respect to employees, former employees or retirees of the Company or Sellers or any Company Subsidiary.

         "Plan" means all bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance, hospitalization or other medical, life, accident, disability or other insurance, employee welfare, supplemental unemployment benefit, profit-sharing, pension, retirement or post-retirement plan, program, agreement or arrangement or any other employee benefit plan, program, agreement, or arrangement, including any such plan, program, agreement or arrangement covering retirees or former employees, any vacation plan and employees' loan and banking privileges, and including without limitation any "employee pension benefit plan" and any "employee welfare benefit plan" as those terms are defined in Section 3 of ERISA.

         (b) Except as set forth in Section 3.18 of the Disclosure Schedule, each of the Company Plans is, and has been, adopted and operated in material compliance with its terms and all applicable Laws (including, where applicable, ERISA and the Code). General notification to employees of their rights under Code Section 4980B in the case of each Company Plan that is a "group health plan" as defined in Code Section 5000(b)(1) has been given in accordance with all applicable provisions of ERISA and the Code.

         (c) To the extent applicable, the Company and Sellers have heretofore delivered to Purchaser true, correct and complete copies of (i) each Company Plan, each of the Company's and the Company Subsidiaries' foreign employee benefit Plans (including any amendments to any such plans, any related trusts, summary plan descriptions, any insurance policies, investment management agreements or annuity contracts, and any rules or regulations created for use with any such plans); (ii) the most recent IRS determination letter, if any, with respect to each of the Company Plans; (iii) the Form 5500 (including all schedules and attachments), if any, filed with respect to each of the Company Plans for the most recent two (2) years; (iv) the most recent actuarial reports, if any, filed with respect to each of the Company Plans; (v) each collective bargaining agreement or other contract relating to each Company Plan; and (vi) the standard form of general notification to employees of their rights under Code Section 4980B.

     (d) Except as set forth on Section 3.18 of the Disclosure Schedule, none of the Company Plans or any trusts relating thereto have engaged in any transaction in connection with which the Company or any fiduciaries of any Company Plans or related trusts is or could be subject either to a civil penalty or other liability under Section 502(i), Section 406 or Section 409 of ERISA or a tax imposed by Section 4975 of the Code, and no event has occurred and no condition exists with respect to the Company Plans that would subject the Company to any other tax or penalty under the Code or civil penalty or other liability under ERISA or other laws.

     (e) Except as set forth on Section 3.18 of the Disclosure Schedule, no litigation or administrative or other proceeding (other than routine claims for benefits) is pending or overtly threatened involving any Company Plan.

     (f) Except as set forth on Section 3.18 of the Disclosure Schedule, as of the Closing Date, all payments and/or contributions required to have been made under the provisions of the Company Plans or under Section 302 of ERISA or
Section 412 of the Code with respect to any period prior to such date shall have been made, determined by using the applicable actuarial and funding assumptions, if any.

     (g) To the extent applicable, each Company Plan which is intended to meet the requirements of Section 401(a) of the Code meets such requirements. With respect to each such Company Plan, a favorable determination letter has been received from the IRS as to its qualification under Section 401(a) of the Code (including the amendments to the Code made by the Tax Reform Act of 1986) and amendments have been timely adopted for all subsequent legislation as to which the remedial amendment period has expired.

     (h)  No Company Plan is a multiemployer plan within the meaning of
Section 3(37) of ERISA. Except as otherwise set forth on Section 3.18 of the Disclosure Schedule, no Company Plan is subject to Title IV of ERISA or is a defined benefit plan.

     (i) Except as set forth on Section 3.18 of the Disclosure Schedule, and except as provided by Section 4980B of the Code or Part 6 of Title I of ERISA, there are no benefits or insurance under the Company Plans for current or future retirees or other former employees.

     (j) There is no matter pending with respect to any of the Company Plans before the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation (the "PBGC").

     (k) Neither the Company nor any Company Subsidiary maintains, or will maintain as of the Closing Date, a voluntary employees' beneficiary association intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

     (l) With respect to each Company Controlled Group Plan, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred by any Company Controlled Group Member, which withdrawal liability has not been satisfied; (ii) no liability under Title IV of ERISA has been incurred by any Company Controlled Group Member, which liability has not been satisfied; (iii) no accumulated funding deficiency, whether or not waived, within the meaning of
Section 302 of ERISA or Section 412 of the Code, has been incurred; and (iv) all contributions (including installments) to each said Company Plan required by
Section 302 of ERISA and Section 412 of the Code have been timely made. Neither the Company nor any Company Subsidiary has any current or future liability with respect to any Company Controlled Group Plan (other than the Company Plans). Except as disclosed on Section 3.18 of the Disclosure Schedule, no Company Controlled Group Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. With respect to each multiemployer Company Controlled Group Plan disclosed on Section 3.18 of the Disclosure Schedule, no liability has been or will be incurred by Company or any Company Subsidiary for a withdrawal which occurs on or prior to the Closing Date. No event has occurred that presents a material risk of a "complete withdrawal" or a "partial withdrawal" with respect to a Company Controlled Group Plan under Sections 4203 and 4205 of ERISA, respectively.

     (m) Except as set forth on Section 3.18 of the Disclosure Schedule, the assets of the Company Plans do not include any "employer securities" or "employer real property" as such terms are defined in Section 407 of ERISA. No debt is outstanding with respect to any of the Company Plans, other than liabilities for the payment of benefits or insurance premiums.

     (n) Except as set forth on Section 3.18 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer; (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available; or
(iv) in any way result in any liability with respect to liabilities or obligations incurred under or in respect of any Company Plan.

     (o) Section 3.18 of the Disclosure Schedule contains an accurate and complete list of (i) all Company Plans, including a complete and accurate description of all Company Plans that are not in writing and (ii) all Company Controlled Group Plans that are subject to Code Section 412 or Title IV or
Section 302 of ERISA. Neither the Company or any of the Company Subsidiaries has any commitment, whether formal or informal, and whether legally binding or not, to create or have liability under any additional Plan, policy or arrangement relating to the provision of benefits to employees, or to modify any existing Company Plan.

     3.19 Employees

     (a) Section 3.19 of the Disclosure Schedule contains a complete and accurate list of the name, base compensation, bonus and position(s) of each person employed by the Company ("Employee"), together with a description of all bonus formulas used by the Company to produce the bonus amounts set forth.

     (b) Except as disclosed in Section 3.19 of the Disclosure Schedule, the Company is not a party to any of the following:

          (i) management, employment or other contract providing for the employment or rendition of executive services;

          (ii) contract for the employment of any employee which is not terminable by the Company on thirty (30) days' notice;

          (iii) collective bargaining agreement or other agreement with any labor union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management with, any group of employees or others); or

          (iv) any other employment contract or other compensation agreement or arrangement (including, without limitation, any contract, agreement or arrangement dealing with vacation pay or other benefits) affecting or relating to current or former employees of the Company.

     (c) Section 3.19 of the Disclosure Schedule contains a complete and accurate list of all obligations owed to those Employees who are on workers' compensation or a similar leave of absence from the Company.

     3.20 Labor Matters. During the period preceding the date hereof and presently, the Company has not been or is a party to, or is subject to or affected by, any collective bargaining agreement or other labor contract.
During the period preceding the date hereof, there has not been, and there is not presently pending or existing, any strike, slowdown, picketing, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee, an application or complaint filed by an employee or union with the National Labor Relations Board or any comparable state or local agency, organizational activity or other labor dispute against or affecting the Company or its premises, or to the Company's or Sellers' Knowledge threatened, and no application for certification of a collective bargaining agent is pending, or to the Company's or Sellers' Knowledge threatened. To the Company's and Sellers' Knowledge, no facts or circumstances exist which could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, nor is any such action contemplated by it. The Company has complied in all respects with all laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing
("Employment Laws"). The Company is not liable for the payment of taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws.

     3.21 Intellectual Property.

     (a) For the purposes hereof "Intellectual Property" means all of the following proprietary rights owned by, issued to or licensed to the Company which are used in the Business, along with all income, royalties, damages and payments due or payable at Closing or thereafter (including, without limitation, damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, revisions, extensions or reexaminations thereof; trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith (including without limitation, the use of the Company's current corporate names and trade names and all translations, adaptations, derivations and combinations of the foregoing); copyrights and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software (including, without limitation, data, data bases, systems and related documentation); other proprietary fights; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Section 3.21 of the Disclosure Schedule.

     (b) Section 3.21 of the Disclosure Schedule is an accurate and complete list of that portion of the Intellectual Property consisting of patents, patent applications, trademarks, trademark applications and trademark registrations and separately designates that portion attributable to the Company. All of the Intellectual Property is owned by the Company free and clear of all Encumbrances or has been duly licensed for use by the Company except as set forth in Section
3.21 of the Disclosure Schedule. Except as set forth on Section 3.21 of the Disclosure Schedule, none of the Intellectual Property has been or is the subject of any pending adverse claim, or to the Knowledge of the Company or Sellers, any threatened litigation or claim of infringement. Except as set forth on Section 3.21 of the Disclosure Schedule, no license or royalty agreement to which the Company is a party is in default or the subject of any notice of termination given, nor does the Company have reason to anticipate any such default or notice or that the transactions herein contemplated will result in termination or in any reduction hereafter (except by reason of reduced sales volume) in royalties payable under any such agreement. The products the Company manufactures at or which are produced by or in connection with the operation of the Business, or which the Business sells, do not, and any process, method, part, design or material it employs, or the marketing and use by the Business of any such product or any service does not, infringe any trademark, trade name, copyright or patent of another, and the Company has not received any notice contesting its right to use and trademark, trade name, product, process, design, computer program or written work now used by it in connection with the Business or the operation thereof, except as set forth on Section 3.21 of the Disclosure Schedule. Except as set forth on Section 3.21 of the Disclosure Schedule, the Company has not granted any license in respect of any Intellectual Property. The Company owns or possesses adequate rights in and to all Intellectual Property necessary to conduct the business of the Business as presently conducted and to convey the entirety of its respective interests in and to the Intellectual Property.

     3.22 Absence of Sensitive Payments. To the Knowledge of the Company and Sellers, the Company has not made or maintained (i) any contributions, payments or gifts of its funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States or any state thereof, or any other jurisdiction (foreign or domestic); or (ii) any contribution, or reimbursement of any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local or foreign, where such contributions by the Company were or would be a violation of applicable law.

     3.23 Transactions With Related Parties. Except for transactions disclosed in Section 3.23 of the Disclosure Schedule, neither Sellers nor any Affiliate of Sellers have any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company. During the periods prior to this Agreement and including the date hereof, neither Sellers nor any Affiliate of Sellers or the Company, individually or collectively, owns or has owned of record or as a beneficial owner, an equity interest or any other financial or profit interest in any firm, corporation or any other entity or person which (a) has had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions which are conducted in the Ordinary Course of Business with the Company at prevailing market prices and on prevailing market terms, or (b) which is in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company, except for less than one percent (1%) of the outstanding capital stock of any Competing Business which is publicly traded on any recognized exchange or in the over-the-counter market. During the four years preceding the Closing, there have been no loans or other transactions between the Company and any officer, director, shareholder or partner of the Company which affect the Company or any of their respective assets. Except as disclosed in Section 3.23 of the Disclosure Schedule no officer, director or partner of the Company, nor any spouse or child of any such person, owns or has any interest in, directly or indirectly, any of the assets of the Company. Prior to the Closing, all loans and inter-company accounts among the Company and its affiliates, shareholders, directors and officers shall have been paid.

     3.24 Banks and Powers of Attorney. Section 3.24 of the Disclosure Schedule lists (i) the name and address of each bank in which the Company has an account or safety deposit box and the names of the persons authorized to draw thereon or having access thereto; (ii) the balance in each such account as of July 31, 1997; and (iii) the name of each person holding a power of attorney on behalf of the Company and the extent of such power.

     3.25 Compliance With Laws. To Seller's knowledge, the Company has complied with, and is not in violation of, applicable federal, state or local statutes, laws, ordinances and regulations (including, without limitation, any applicable building, zoning or other law, ordinance or regulation). The Company holds all permits, licenses, certificates, franchises and rights necessary for the lawful operation of its Business. Nothing in this Section 3.25 or elsewhere in this Agreement shall be deemed a representation or warranty with respect to employee benefit plans. Such matters are covered exclusively by Section 3.18 hereof.

     3.26 Brokerage. Neither Sellers nor the Company has retained any broker or finder in connection with the transactions contemplated by this Agreement.

     3.27 Environment Matters. To Seller's knowledge, the Company has complied in all material respects with all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments

(and all agencies thereof) which have jurisdiction over the Company concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and have complied, in all material respects, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in such laws.

     3.28 Capital Improvements. Section 3.28 of the Disclosure Schedule describes all of the capital improvements or purchases or other capital expenditures which the Company has committed to or contracted for which have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

     3.29 Assets Sufficient for Conduct of Business. The assets of the Company, and the assets leased by the Company and the assets owned by Affiliate Buffalo Equipment Co., Inc. and used by the Company constitute all of the assets and properties required for the operation of the Business as presently operated.

     3.30 Solvency. Upon giving effect to the consummation of the transactions contemplated hereby, to the Knowledge of the Company and Sellers, the following are true and correct:

     (a) The Purchase Price of the Stock is at least equal to the amount that will be required to be paid on or in respect of the liabilities (including a reasonable estimate of contingent liabilities) of the Company.

     (b) Company (i) is not insolvent (within the meaning contemplated by Section 548 of Title 11 of the United States Code and any similar state statute which may be applicable), and (ii) has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become due.

     3.31 Full Disclosure. No representation or warranty of Sellers contained in this Agreement or statement in the Disclosure Schedule omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. No information furnished by Sellers or the Company to Purchaser in connection with this Agreement (including, without limitation, the Financial Statements and all information in the Schedules and Exhibits) is false or misleading and such information includes all facts required to be stated therein or necessary to make the statements therein not misleading. All copies of original documents delivered to Purchaser are true and correct copies of such original documents.

     3.32 Investment Representations. As to the Shares, if any, comprising a portion of the Purchase Price:

     (a) Each of the Sellers is purchasing the Shares for his own account, for investment, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 (the "Securities Act").

     (b) The Sellers understand that the offering and sale of Shares under this Agreement have not been registered under the Securities Act or any Blue Sky Law.

     (c) The Sellers understand that the offering and sale of the Shares under this Agreement has not been reviewed or approved by the Securities and Exchange Commission or any other governmental agency or department.

     (d) Each of the Sellers acknowledges that he has been provided copies of the filings of the Purchaser with the Securities and Exchange Commission under the Securities Exchange Act of 1934 for the last 24 month period, the opportunity to thoroughly review such filings, and the opportunity to ask questions and receive answers from the executive officers and directors of Purchaser regarding the property, business and prospects of Purchaser.

     (e) Each of the Sellers understands that it cannot offer for sale, sell, or otherwise dispose of its Shares until they have been registered under the Securities Act and any applicable Blue Sky Laws or unless an exemption from such registration is available with respect to any such proposed offer, sale, or disposition.

     (f) Each of the Sellers has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares.

     (g) Each of the Sellers is able to bear the economic risk of its investment in the Shares to hold the Shares for an indefinite period of time, and to afford a complete loss of its investment.

     (h) Each of the Sellers in an "accredited investor" as defined in Rule 501 under the Securities Act.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     To induce Sellers and the Company to enter into this Agreement, Purchaser represents and warrants to Sellers and the Company as follows:

     4.1 Organization, Good Standing, Power, etc. Purchaser is a corporation duly organized and validly existing under the laws of the State of Texas, has all requisite power and authority to own or lease and to operate its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified would have a material adverse effect on Purchaser. Purchaser has all requisite power and authority to execute, deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by the Board of Directors of Purchaser and is the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms.

     4.2 Effect of Agreement. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not require the consent, approval or authorization of any person or to Purchaser's knowledge governmental authority. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) to Purchaser's knowledge violate any statute, regulation, judicial or administrative order, writ, judgment, injunction or decree involving Purchaser; (ii) conflict with the terms, conditions or provisions of the organizational documents of Purchaser; (iii) conflict with, require a consent, approval or authorization under, result in a breach of or constitute a default under any agreement by which Purchaser is bound; or (iv) terminate or give any party the right to terminate or accelerate any obligation under such agreements.

     4.3 Investment Intent. Purchaser acknowledges that the Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and that Sellers and the Company have disclosed to Purchaser that the Stock may not be resold absent such registration or unless an exemption from registration is available. Purchaser is acquiring the Stock for its own account and not with a view to its distribution within the meaning of section 2(11) of the Securities Act. Purchaser is not a party to any written agreement in which it agrees therein or is given authority therein to act as agent of the Company, any of Company's officers, employees or representatives or any Seller as to any of the Stock or any of the assets of the Company. Neither Purchaser nor any of its affiliates have, or will, represent or hold itself out as an agent of the Company or any of the Company's officers, employees or representatives or any Seller as to any of the Stock or any of the Assets of the Company; provided however, that it is understood by the Company and Sellers that upon Closing affiliates or other representatives of Purchaser will be elected to Company's Board of Directors and will be appointed officers of the Company and thereupon be empowered to act on behalf of the Company. Purchaser will not be deemed or construed to be in breach or violation of this Section on account of actions which Purchaser may take or omit to take through its representation on the Company Board of Directors or through officers appointed by the Company's Board of Directors after the Closing so long as in taking or omitting to take such actions, Purchaser is not purporting to act on behalf of any Seller.

     4.4 Brokerage. Purchaser represents that it has not retained any broker or finder in connection with the transactions contemplated by this Agreement.

     4.5 Size of Purchaser. Purchaser does not have total assets or annual net sales (as such terms are defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976) of $100,000,000 or more.

                                   ARTICLE 5

                      Covenants of Sellers and the Company

     5.1 Access to Properties and Records. Between the date of this Agreement and the Closing Date, Sellers shall give to Purchaser and its authorized representatives (including, without limitation, environmental consultants, attorneys, accountants, bankers, investors and their respective representatives) full access to all aspects of the Company. Sellers shall furnish to Purchaser any and all information pertaining to the Company, the Financial Statements and the Business as Purchaser shall from time to time reasonably require, including, without limitation, books, records, financial statements and schedules thereto. Provided, however, such persons, at Seller's option, must execute and deliver a confidentiality agreement as to such Company provided information satisfactory to Company as to content, scope and restrictions. Further, the Company will provide, at Company's cost, a Phase I environmental audit for each parcel of real property comprising a part of the Company's assets.

     5.2 Conduct of the Company Prior to Closing Date. Prior to the Closing Date, and except as specifically required by this Agreement, or as otherwise consented to or approved by Purchaser in writing, neither the Company nor any Seller shall take any action or permit any action to be taken which would have required disclosure under Section 3.9 if it had occurred between March 31, 2000 and the date of this Agreement. The Company will continue the Business as customarily conducted until the Closing Date and shall operate the Business in the Ordinary Course and continue normal capital expenditures and maintenance in connection with the Business during the period from the date hereof until the Closing Date.

     5.3 Advice of Developments. Sellers shall have a continuing obligation from the date of this Agreement until the Closing Date to advise Purchaser, as promptly as practicable, of all violations of or exceptions to the representations and warranties contained in Article 3. Subject to the proviso in Section 11.1(b), any such notification will not, however, be deemed to be an amendment to the Schedules to this Agreement and shall be noted in the certificate required under Section 8.1.

     5.4 Drilling Rig Lease. The Company currently leases its Drilling Rig No. 4, pursuant to the terms and conditions of the Lease described in Section 3.16 of the Disclosure Schedule. Sellers and the Company agree to use commercially reasonable efforts to cause the Lease to be amended to extend the term thereof to four (4) years after Closing, or alternatively, to enter into a purchase option agreement with the Lessor for Drilling Rig No. 4, all on or before Closing. The Lease amendment or purchase option agreement terms must be approved by Purchaser. Purchaser will have a continuing right to terminate this Agreement before Closing if a satisfactory Lease amendment or purchase option agreement has not been obtained by Sellers and the Company by such date.

     5.5 Closing Conditions. Sellers will (i) take all steps necessary to ensure that the conditions set forth in Article 8 hereof are satisfied, to the extent such matters are within Sellers' control and (ii) use Sellers' commercially reasonable efforts to ensure that such conditions are satisfied to the extent such matters are not with Sellers' control.

     5.6 Escrow Agreement. At Closing, Sellers and the Company shall execute and deliver to Purchaser the Escrow Agreement.

     5.7 Approvals of Governmental Bodies. Between the date of this Agreement and the Closing Date, Sellers and the Company will use their reasonable efforts, and will cooperate with Purchaser in taking all steps necessary, promptly to (a) make any filing and (b) obtain any consent, approval or authorization of any governmental body, in each case required by law to allow the consummation of this Agreement and the transactions contemplated hereby, provided that nothing herein shall require the Company to dispose of, or make any change in, any portion of its business in order to obtain any consent, approval or authorization.

     5.8 Amendments. Pending the Closing Date, no change or amendment shall be made in the Articles of Incorporation or Bylaws of the Company, and the Company shall not merge or consolidate with or into any other corporation and no other corporation shall be merged into the Company and the Company shall not enter into any agreements, options, warrants, rights, calls or commitments of any character with respect to the issuance of shares of capital stock.

     5.9 Capital Expenditures. Pending the Closing Date, without the prior approval of Purchaser, the Company shall not make any capital expenditures, or commitments with respect thereto outside the Ordinary Course of Business.

     5.10 Property and Assets. Pending the Closing Date, the Business and the assets, property and rights now owned by the Company will be used, preserved and maintained, so far as practicable, in the Ordinary Course of Business, to the same extent and in the same condition as said assets, property and rights are on the date of this Agreement (normal wear and tear excepted), and no unusual or novel methods of manufacture, purchase, sale, management or operation of said properties or business will be made or instituted.

     5.11 Books of Account. Pending the Closing Date, the Company shall keep its books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles, practices and standards applied on a consistent basis, and shall make no changes in accounting principles.

     5.12 Loans by the Company. Pending the Closing Date, except as set forth in Section 5.12 of the Disclosure Schedule, the Company nor any Company Subsidiary shall make any loan or advance to, or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual, firm or corporation other than in the Ordinary Course of Business and consistent with past practice.

     5.13 Changes in Existing Agreements. Pending the Closing Date, neither the Company nor any Seller shall waive any rights other than in the Ordinary Course of Business or make any payment, direct or indirect, of any material liability of the Company or before the same comes due in accordance with its terms.

     5.14 Agreements. Pending the Closing Date, neither the Company nor any Seller shall enter into an agreement to do any of the things prohibited in this
Article 5.

     5.15 Good Faith Efforts. Sellers and the Company shall use their good faith efforts to prevent their representations and warranties hereunder from becoming untrue, to cure any such untrue representations and warranties, to fulfill their covenants and agreements hereunder, and to cause the conditions specified in Article 8 hereof to be satisfied.

     5.16 Notification of Certain Matters. Sellers and the Company shall give prompt notice to Purchaser (a) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause any representation or warranty contained in Article 3 of this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date; and (b) any material failure on their part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Sellers and the Company hereunder; provided however, that, subject to the proviso in Section 11.1(b) the delivery of any notice pursuant to this
Section 5.15 shall not limit or otherwise affect the remedies available hereunder to Purchaser.

                                   ARTICLE 6

                             COVENANTS OF PURCHASER

     6.1 Audit. Purchaser, at Purchaser's cost, will commence a financial audit of the Company's operations and condition by KPMG or an auditor acceptable to KPMG for financial statement consolidation purposes sufficient in scope, periods covered and form of opinion to allow Purchaser to satisfy all of its reporting or disclosure requirements as a reporting registrant under the Securities Exchange Act of 1934 or other applicable securities law or regulations commencing immediately upon consummation of the Acquisition.

     6.2 Closing Conditions. Purchaser shall (i) take all steps necessary to ensure that the conditions set forth in Article 9 hereof are satisfied, to the extent such matters are reasonably within its control, and (ii) shall use its reasonable efforts to ensure that such conditions are satisfied, to the extent such matters are not within its control.

     6.3 Advice of Developments. Purchaser shall have a continuing obligation from the date hereof through the Closing Date to advise the Company if it obtains Knowledge that any of the representations and warranties in Article 3 of this Agreement have been breached or violated.

     6.4 Notice of Material Matters. Purchaser shall have a continuing obligation from the date hereof to the Closing Date to give notice to the Company of any event, transaction, or circumstance about which Purchaser has Knowledge with could reasonably be deemed to have a Material Adverse Effect on the Business or assets of Purchaser.

     6.5 Escrow Agreement. At Closing, Purchaser shall execute and deliver to Sellers and the Company the Escrow Agreement.

                                   ARTICLE 7

                                CONFIDENTIALITY

     7.1 Confidentiality. Each of the parties hereto shall keep strictly confidential any and all information furnished to it or its affiliates, agents or representatives, in the course of negotiations relating to this Agreement or any transaction contemplated by this Agreement, and the business and financial reviews and investigation conducted by the parties hereto in connection with this Agreement, and such parties have instructed their respective officers, employees and other representatives having access to such information of such obligation of confidentiality. In the event of the termination of this Agreement, each of the parties hereto shall promptly deliver to the appropriate party or certify as to the destruction of all originals and copies (including all notes, extracts and computer tapes) of documents, work papers and other written material or tangible media of expression concerning such party and obtained from such party or its agents, employees or representatives in connection with such negotiations and business and financial reviews and investigations, whether so obtained before or after the execution hereof, and the parties hereto covenant and agree that they will not use any information so obtained except in connection with the transactions contemplated by this Agreement, will not disclose or divulge such information to any other person and will keep confidential any information so obtained for a period of five (5) years from date of execution of this Agreement; provided, however that any disclosure of such information may be made after consultation with the other party to the extent required by applicable law and that such information may be used as evidence in or in connection with any pending or threatened litigation related to this Agreement or any transaction contemplated hereby. The obligations of confidentiality set forth herein shall not apply to information generally available to the public or in the possession of the receiving party prior to its disclosure under this Agreement or that is given to the receiving party by another person other than in breach of obligations of confidentiality owed by such person to the disclosing party under this Agreement.

     7.2 Public Announcements. Neither Sellers nor the Company will, except as required by law, issue or file any public reports, statements or releases pertaining to this Agreement or any transaction contemplated by this Agreement without the prior written consent of Purchaser.

                                   ARTICLE 8

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser under this Agreement are subject to the satisfaction of the following conditions. Purchaser may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any of its rights or remedies, at law or in equity, if Sellers or the Company shall be in default of any of Sellers' or the Company's representations, warranties, or covenants under this Agreement.

     8.1 Board of Director Approval. This Agreement shall have been approved by Purchaser's Board of Directors.

     8.2 Representations and Warranties True at Closing. The representations and warranties of Sellers and the Company contained in this Agreement shall be true and correct on the Closing Date with respect to the state of facts then existing, and Sellers shall deliver to Purchaser a certificate satisfactory to Purchaser to such effect.

     8.3 Performance. Each of the covenants and obligations of Sellers and the Company to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed, including, without limitation, the deliveries required under Section 2.3.

     8.4 No Material Adverse Change. There shall have been no material adverse change since the date of the most recent Financial Statement in the business, condition (financial or otherwise) or operations of the Company, taken as a whole, or their assets.

     8.5 Delivery of Certain Documents. Sellers, Lars Potter and Wayne Squires, shall each have delivered to Purchaser on the Closing Date an agreement that for a period of five (5) years after Closing, neither they nor their affiliates shall directly or indirectly own, manage, operate, join, control, be employed by, or participate in ownership, management, operation, or control of or be connected in any manner with any person, partnership, association, corporation, or other organization engaged in a business that competes with the Business, nor directly or indirectly utilize the trade name "Pioneer" or any derivation thereof, without the prior written consent of Purchaser.

     8.6 No Action to Prevent Completion. On or before the Closing Date, there shall not have been instituted and be continuing or, to the Knowledge of Sellers, threatened against the Company any claim, action, suit, arbitration, grievance, proceeding or investigation before any federal, state, municipal, governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there shall not be any outstanding or unsatisfied judgments, orders, decrees or stipulations to which any Seller or the Company or any Company Subsidiary is a party, which involve this Agreement or the transactions contemplated hereby or which if adversely resolved would have a material adverse effect on the value or condition of the assets of the Company or any Company Subsidiary, or the Company or any Company Subsidiary.

     8.7 Opinion of Counsel for Sellers and Company. Purchaser shall have received an opinion of Porter, Rogers, Dahlman and Gordon (or other counsel reasonably acceptable to Purchaser) dated as of the Closing Date, in form and substance satisfactory to Purchaser and Purchaser's counsel (it being understood that such counsel may assume that the law of any jurisdiction other than Texas is equivalent to Texas law), subject to reasonable qualifications and exceptions, to the effect that:

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own or lease and to operate its properties and to carry on its business as presently conducted.

     (b) The execution, delivery, and performance of this Agreement and all instruments and agreements delivered by or on behalf of the Company pursuant to the terms of this Agreement

(the "Documents") have been duly authorized by all necessary corporate action on the part of Sellers and the Company and have been duly executed and delivered by Sellers and Company and constitute the valid and binding obligations of all parties thereto other than Purchaser, enforceable against such parties in accordance with their respective terms.

     (c) The authorized capital stock of the Company consists exclusively of 1,000,000 shares of Common Stock of which 15,300 shares of Common Stock are issued and outstanding. All outstanding shares of Company are owned of record by Sellers. All outstanding shares of the Company have been duly authorized and validly issued and are fully paid and nonassessable. To the best of such counsel's knowledge and belief, there are no (i) outstanding subscriptions, options, warrants or rights to acquire any shares of the capital stock or other securities of the Company, (ii) outstanding securities or obligations which are convertible into or exchangeable for any shares of the capital stock or other securities of the Company, or (iii) agreements or arrangements under which the Company is or may become bound to assign or transfer or to sell or otherwise issue any shares of its capital stock or any other securities.

     (d) Assuming the consents, approvals and authorizations set forth by the Company in Section 3.3 of the Disclosure Schedule have been obtained, the execution, delivery and performance of the Documents by the Company and the consummation by the Company of the transactions contemplated hereby will not to counsel's knowledge violate any statute, regulation, judicial or administrative order, writ, judgment, injunction or decree involving the Company and will not
(i) conflict with the terms, conditions or provisions of the articles of incorporation or by-laws of the Company; (ii) to counsel's knowledge conflict with, require a consent, approval or authorization under, result in a breach of or constitute a default under any material agreement by which the Company, or any of its respective assets are bound; (iii) to counsel's knowledge terminate or give any party the right to terminate or accelerate any obligation under such material agreements; (iv) to counsel's knowledge result in a creation of any lien, charge or encumbrance on any of its assets; or (v) to counsel's knowledge violate, void or require the transfer of any material qualification, registration, filing, privileges, franchise immunity, license, permit, order, authorization or approval of the Company.

     (e) To counsel's knowledge, the execution, delivery and performance of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby will not require any consent, approval or authorization of any federal or state governmental authority or, to counsel's knowledge, any other person, except for those consents, approvals or authorizations listed in
Section 3.3 of the Disclosure Schedule. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not require any other consent, approval or authorization of any federal or state governmental authority or, to counsel's knowledge, any other person, except for those consents, approvals or authorizations listed in Section 3.3 of the Disclosure Schedule.

     (f) To counsel's knowledge, no claim, action, suit, proceeding or Federal, state or local investigation is pending or threatened against the Company, except as disclosed in Section 3.17 of the Disclosure Schedule.

     8.8 Release of Claims. At the Closing, Sellers shall have delivered to the Company a release dated the Closing Date ("Release") of all claims or rights of Sellers or any Affiliate of

Sellers against the Company, including, without limitation, any right to the repayment of loans from Sellers to the Company, except for claims or rights which are set forth expressly in such release, which shall be in a form reasonably acceptable to Purchaser.

     8.9 No Litigation. There shall be no pending or threatened governmental or third party action, suit, proceeding or investigation seeking to restrain or questioning the validity or legality of any of the transactions described in this Agreement.

     8.10 Resignations/Employment Agreement. Sellers and the Company shall have caused to be delivered to Purchaser the written resignation of all officers and directors of the Company and Purchaser shall have received a certificate signed by the Company's President stating that this condition has been satisfied. Seller Wayne Squires ("Squires") and Purchaser shall have entered into an employment agreement (the "Employment Agreement") under which Squires would manage Purchaser's business operations associated with the business of the Company for a term of at least two (2) years commencing upon Closing. The Employment Agreement would include such other terms and conditions as mutually agreed between Squires and Purchaser, including a covenant that Squires will continue, during the employment period, to devote a similar level of time and energy to the Company's business as in recent years.

     8.11 Performance. Sellers and the Company shall have delivered or caused to be delivered to Purchaser any other matters required by this Agreement to be delivered at the Closing by or for Sellers and the Company.

     8.12 Purchaser's Due Diligence Review. Purchaser shall have completed its due diligence review of the Company confirming Sellers' compliance with the representations and warranties set forth in Article 3 hereof.

     8.13 Financing. Purchaser shall have obtained financing satisfactory to it sufficient to purchase the Stock and operate the Business, after using good faith efforts to obtain such financing.

                                   ARTICLE 9

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

     The obligations of Sellers under this Agreement are subject to the satisfaction of the following conditions. Sellers may waive any and all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Sellers of any of Sellers' rights or remedies, at law or in equity, if Purchaser should be in default of any of its representations, warranties, or covenants under this Agreement.

     9.1 Representations and Warranties True at the Closing. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on the Closing Date with respect to the state of facts then existing, and Purchaser shall deliver to Seller a certificate to such effect.

     9.2 Performance. Each of the covenants and obligations of Purchaser to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed, including, without limitation, the deliveries required under Section 2.2 of this Agreement.

     9.3 No Action To Prevent Completion. On or before the Closing Date, there shall not have been instituted and be continuing any action or proceeding by or before any court or governmental body to restrain, prohibit or invalidate, or to obtain damages in respect of, the transactions contemplated by this Agreement (nor shall any such action or proceeding have been threatened), and there shall not have been issued a preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor promulgated any statues, rule, regulation or executive order by any governmental authority which would restrain, prohibit or invalidate the transactions contemplated by this Agreement.

     9.4  Approvals and Consents.  All approvals and consents listed in Section
3.3 of the Disclosure Schedule shall have been obtained and the waiting periods, if any, relating thereto shall have passed.

     9.5 Opinion of Counsel for Purchaser. Purchaser shall deliver an opinion of Matthews and Branscomb dated as of the Closing Date, in form and substance satisfactory to Seller and Sellers' counsel, subject to reasonable qualifications and exceptions, to the effect that:

     (a) Purchaser is a corporation duly settled and validly existing under the laws of the State of Texas and has the power and authority to execute, deliver and perform this Agreement.

     (b) This Agreement and all instruments and agreements executed and delivered by or on behalf of Purchaser pursuant to this Agreement have been duly authorized by all necessary action on the part of Purchaser and have been duly executed and delivered by Purchaser and constitute the valid and binding obligations of Purchaser enforceable against it in accordance with their terms.

     (c) The consummation of the transactions contemplated by this Agreement will not conflict with the terms, conditions or provisions of the trust agreement under which Purchaser is organized and will not, to the knowledge of such counsel, (i) violate any statute, regulation, judicial or administrative order, writ, judgment, Injunction or decree involving Purchaser; (ii) conflict with, require a consent, approval or authorization under, result in a breach of or constitute a default under any agreement by which Purchaser is bound; or
(iii) terminate or give any party the right to terminate or accelerate any obligation under such agreements.

     (d) The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not require any consent, approval or authorization of any federal or state governmental authority or, to counsel's knowledge, any other person.

         9.6 No Litigation. There shall be no pending or threatened governmental or third party action, suit, proceeding or investigation seeking to restrain or questioning the validity or legality of any of the transactions described in this Agreement.


                                   ARTICLE 10

                                  TERMINATION

         10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by either party if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured to the reasonable satisfaction of the non-breaching party;

         (b) (i) by Purchaser if elected under Section 5.4; or (ii) by Purchaser if any of the conditions in Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the willful and intentional failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (iii) by Sellers, if any of the conditions in Article 9 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the willful and intentional failure of Sellers to comply with its obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

         (c)      by mutual consent of Purchaser and Sellers; or

         (d) by either Purchaser or Sellers if the Closing has not occurred (other than through the willful and intentional failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 31, 2000, or such later date as the parties may agree upon.

         10.2 Effect of Termination. Each party's right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate save and except confidentiality obligations under Section 7.1; provided, however, that if this Agreement is terminated by a party pursuant to
Section 10.1 because of the willful and intentional breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's willful and intentional failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE 11

                                INDEMNIFICATION

     11.1 Post-Closing Indemnification by Sellers and Purchaser.

     (a) The representations and warranties made herein by Sellers and Purchaser shall survive the Closing for a period of three (3) years thereafter.

     (b) Except as specifically limited under Section 11.3, Sellers shall indemnify and hold harmless Purchaser from and against all liability, damage, deficiency, loss, cost or expense, including attorneys' fees and costs of investigation (being hereafter referred to as "Losses"), incurred by Purchaser which arise from or are attributable to (i) the inaccuracy of any representation or warranty made by Sellers contained herein or in any document or certificate furnished or required to be furnished to Purchaser or any of its representatives by Sellers or any of their representatives pursuant to this Agreement; (ii) the legal proceedings described in Section 3.17 of the Disclosure Schedule; (iii) failure to pay sales tax or expenses pursuant to Section 12.9; or (iv) any environmental remediation costs and expenses (unless such environmental remediation costs and expenses were caused by Purchaser, any subsequent purchaser of all or substantially all of the assets of the Business or any successors or assigns thereof); provided, however, that no claim for indemnification under clause (i) of this Section 11.1(b) shall be made with respect to a breach or alleged breach of a representation or warranty if Purchaser had actual knowledge based solely on the disclosures set forth in the Disclosure Schedule of the breach or alleged breach at the Closing (it being understood that, for purposes of Section 11.1(b)(i) only, and not for purposes of any other provision of this Agreement, the representations and warranties of Sellers shall be deemed to be supplemented by any supplement to the Disclosure Schedule delivered by Sellers to Purchaser prior to Closing).

     (c) Purchaser and Company shall indemnify and hold harmless Sellers from and against all Losses which Sellers incur which arise from or are attributable to (i) the inaccuracy of any representation or warranty made by Purchaser herein or in any document or certificate furnished or required to be furnished to Sellers or any of their representatives by Purchaser or any of its representatives, pursuant to this Agreement; or (ii) any failure by Purchaser to pay when due and perform the liabilities of the Company, except to the extent Sellers are obligated to indemnify Purchaser against such Losses pursuant to
Section 11.1(b).

     (d) If any party claiming the right to be indemnified hereunder (the "Indemnified") is threatened with any claim, or any claim is presented to or made by the Indemnified, or any action is commenced against the Indemnified, which may give rise to a right of indemnification hereunder (including without limitation, tax claims under Section 11.2), the Indemnified shall, with reasonable promptness, give to the party it claims to be liable hereunder (the "Indemnitor") written notice of the claim and request the Indemnitor to defend the same, and, without prejudice to the Indemnified's right of indemnification hereunder, shall, prior to taking any action with respect to the subject claim, make itself available to meet with the Indemnitor and in good faith attempt to resolve and settle the claim without further recourse to the Indemnified's rights and remedies under this Article 11. The Indemnitor may elect, within thirty (30) days after receipt of such notice, or five (5) days before the return date required by any citation, claim or other statute, whichever occurs earlier, to contest or defend against such claim which, as to third party claims, will be at the joint control and defense of the Indemnified and Indemnitor, and shall give written notice to the Indemnified of its election. In the event of an affirmative election, the Indemnified, and the Indemnitor, their respective subsidiaries, successors and assigns shall be entitled to jointly participate and share the cost of defense, including without limitation, attorney's fees, court costs, investigative and expert fees. Neither party will be entitled in any way to release, waive, settle, modify or pay such claim without the consent of the other party. In the event that the Indemnitor does not elect to contest or defend the claim as provided above, the Indemnified, its subsidiaries, successors or assigns shall have the exclusive right to prosecute, defend, compromise, settle or pay the claim in its sole discretion and pursue its rights under this Agreement.

     (e) The foregoing indemnification obligations are subject to the following:

          (i) No party hereto shall be required to indemnify the other for any breach of or inaccuracy in a representation or warranty or agreement hereunder unless the Indemnified notifies the Indemnitor of such breach and the basis for indemnification for any Losses resulting therefrom within a reasonable time after obtaining Knowledge of such breach or inaccuracy.

          (ii) The amount of any Losses recovered by an Indemnified hereunder shall be reduced by the amount, if any, of the recovery (net of reasonable expenses incurred in obtaining said recovery) the Indemnified hereunder shall have received with respect thereto from any other party, person or entity, other than an insurer of the Indemnified unless such insurer has expressly waived all rights of subrogation with respect to such recovery. In the event such a recovery is made by an Indemnified after it receives payment or other credit hereunder with respect to any Losses, then a refund equal in aggregate amount to the recovery, net of reasonable expenses incurred in obtaining recovery, shall be made promptly to the Indemnitor making such payment. Without limiting the foregoing, in the event that a claim or benefit, other than an insurance claim against an insurer of the Indemnified or an insurer of Sellers under a policy obtained on or after the Closing Date, is created in connection with the occurrence of any Losses which have not been collected by the Indemnified at the time payment with respect to such Losses is made by the Indemnitor, the Indemnified shall assign such benefit or claim to the Indemnitor as a condition to the payment by the Indemnitor and shall cooperate with the Indemnitor in its efforts to collect any such benefit or claim. If such claim or benefit is not assignable under applicable laws, the Indemnified shall cooperate in good faith with the Indemnitor's efforts to collect such claim or benefit.

          (iii) No Losses shall be deemed to have been incurred to the extent that a liability, expense, cost, claim or obligation is fully reflected and adequate reserves provided in the Financial Statements.

          (iv) No Losses shall be deemed to have been incurred except to the extent that the written claim therefor has been delivered pursuant to
     Section 11.1(d) within any applicable survival period provided for hereunder.

     (f) To partially secure Sellers' indemnity obligations under this Article 11, the Section 1.4(b) component of the Purchase Price will be held by the Escrow Agent, for the term and upon the conditions of the Escrow Agreement which will be substantially in the form set out in Exhibit B. However, Purchaser's right to recover its Losses under Section 11.1(b) and Section 11.2 shall not be limited to the Escrow Amount. The indemnification provisions of this Article 11 are the sole remedy any party may have following the Closing for breach of the representations and warranties made under this Agreement or any other instrument or agreement executed in connection herewith, except in cases of the willful and intentional breach of a party's obligations hereunder or fraud as to which the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy.

     11.2 Taxes

     (a) Sellers shall be responsible for and shall indemnify and hold harmless Purchaser on an after-tax basis from and against (i) any and all Taxes or related costs of the Company (or any predecessor thereto) for any taxable year or period ending at the close of business on the day before the Closing Date and the portion of any and all Taxes or related costs for any taxable year or period beginning before and ending after the Closing Date that is attributable to the portion of such year or period through the close of business on the day before the Closing Date (in each case, except to the extent that such liability is properly reflected as a Current Liability in the Closing Balance Sheet), (ii) any and all Taxes or related costs (for any taxable period, whether beginning before, on or after the Closing Date) of or attributable to any person, other than the Company, which is or has been affiliated with the Company or with which any of them files or has filed any combined, consolidated or unitary or other similar Tax Return. If Sellers are required to make an additional payment of Taxes and, in connection with the receipt of such payment and the payment of such Tax, Purchaser or the Company obtains a net tax benefit, Purchaser shall pay to Sellers an amount equal to the actual tax savings produced by such net tax benefit. The amount of any such tax savings for any period shall be the amount of the reduction in Taxes reflected on any consolidated federal income tax return or any foreign, state or local tax return (net of any resulting increases in Taxes reflected on any other such return) for such period as compared to the Taxes that would have been reflected on such return in the absence of such net tax benefit. Any net tax benefit not resulting in an actual tax savings for the taxable period to which it relates or for any earlier period shall be carried forward to succeeding taxable years until used to the extent permitted by law. If Purchaser makes a payment pursuant to this Section 11.2(a) and it is later determined that Purchaser did not receive the actual tax savings (or portion thereof) relating to such payment (including nonreceipt of such tax benefit as the result of the absorption of other losses or tax benefits incurred by Purchaser, the Company, the Company Subsidiaries or the affiliated group of which any of them are members), Sellers shall promptly refund such payment (or such allocable portion thereof) to Purchaser, together with interest calculated at the rate specified in Section 11.2(d). Notwithstanding the foregoing, after-tax basis shall not include the effects of any alternative minimum tax imposed on Purchaser.

     (b) If any Tax for which Sellers are to indemnify Purchaser pursuant to this Section 11.2 is payable (whether as a payment of estimated Tax, in satisfaction of a deficiency or otherwise) after the Closing Date, Sellers shall pay or cause to be paid to Purchaser the amount of such Tax no later than the later of (i) the thirtieth business day after Sellers receives notice from

Purchaser that such Tax is due and (ii) ten (10) business days before the date such Tax is due and payable.

     (c) The obligations of Sellers under this Section 11.2 shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense based upon any claim that potential indemnitees or indemnitors may have against the other, and shall remain in full force and effect without regard to, or shall not be released, discharged or in any way affected by, any conditions or circumstances whatsoever.

     (d) Any amount due under this Section 11.2 but unpaid at the date set for payment in the applicable provision shall bear interest from such date to the date payment is made in full at the prime rate of interest charged by International Bank of Commerce, San Antonio, Texas, plus one percent (1%).

     11.3 Limitation on Indemnity Liability.

     Irrespective of any other provision of this Article 11, no Seller will be liable for Losses or Taxes in an amount exceeding such Seller's proportionate part of the Purchase Price attributable to such Seller's ownership of the Company's Stock.


                                   ARTICLE 12

                                    GENERAL

     12.1 Amendment. Except as otherwise provided herein, the parties hereto may amend, modify or supplement this Agreement at any time, but only in writing duly executed by all parties hereto.

     12.2 Entire Understanding. The terms set forth in this Agreement including its Schedules and Exhibits are intended by the parties hereto as a final, complete and exclusive expression of the terms of their agreement and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any consistent additional terms. The Schedules and Exhibits attached hereto are part of this Agreement. Time is of the essence with respect to all covenants, undertakings and matters to be commenced or performed of any party on or before a specific date, or within a specified time period, under the Agreement.

     12.3 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.4 Headings. The headings preceding the text of Sections of this Agreement are for convenience only and shall not be deemed a part hereof.

     12.5 Applicable Law; Severability. This Agreement shall be governed by and construed and enforced in accordance with the laws or the State of Texas. If any provision of this Agreement is determined by a proper court to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall remain in full force and effect without such invalid, illegal or unenforceable provision.

     12.6 Parties in Interest; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any of the rights, interests or obligations hereunder of any party hereto shall be assigned without the prior written consent of the other parties; provided, however, Purchaser shall have the unrestricted right to assign the right to purchase all or any portion of the Assets to a wholly owned subsidiary, parent corporation or any other affiliate. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any person not a party hereto other than as set forth above.

     12.7 Further Acts. If at any time before, on or after the Closing Date any further action by any of the parties to this Agreement is necessary or desirable to carry out the purposes of this Agreement, such party shall take all such necessary or desirable action or use such party's best efforts to cause such action to be taken.

     12.8 Notices. Any notice or demand desired or required to be given hereunder shall be in writing and personally delivered, sent by overnight courier or deposited in the mail, postage prepaid, sent certified or registered, and addressed as set forth below or to such other address as any party shall have previously designated by such a notice. Any notice so delivered personally or sent by overnight courier shall be deemed to be received on the date of delivery and any notice so mailed shall be deemed to be received three days after the date on which it was mailed.

If to Sellers:           As set forth on Exhibit A hereto

Copy to:                 Porter, Rogers, Dahlman & Gordon
                         One Shoreline Plaza
                         800 N. Shoreline, Suite 800
                         Corpus Christi, Texas 78401-3708
                         Attn: Dan Davis
                         Facsimile No.: (361) 880-5844

If to Purchaser:         South Texas Drilling & Exploration, Inc.
                         9310 Broadway, Building 1
                         San Antonio, Texas 78217
                         Attn: Wm. Stacy Locke
                         Facsimile No.: (210) 828-8228

Copy to:            Matthews and Branscomb, P.C.
                    802 N. Carancahua, Suite 1900
                    Corpus Christi, Texas 78470-0700
                    Attn: Gerald E. Thornton, Jr.
                    Facsimile No.: (361) 888-8504

          12.9   Expenses

          (a) Subject to Section 1.3, the Company shall bear all expenses incurred by Sellers in connection with this Agreement (including, but not limited to, attorneys' and accountants' fees). Purchaser shall bear all expenses incurred by it in connection with this Agreement (including, but not limited to, attorneys' and accountants' fees).

          (b) Any sales, use or transfer tax assessed or imposed in connection with the transfer of the Stock hereunder shall be borne by Sellers.

          12.10 Arbitration. All disputes, controversies or claims that may arise among the parties (including their agents and employees), including without limitation any dispute, controversy or claim arising out of or relating to this Agreement or any other agreement, or the breach, termination or invalidity thereof, whether entered into or arising prior, on or subsequent to the date hereof, shall be submitted to, and determined by, binding arbitration. Such arbitration shall be conducted before a single arbitrator pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association. Exclusive venue for such arbitration shall be in Bexar County, Texas. The arbitrator shall apply the laws of the State of Texas (without regard to conflict of law rules) in determining the substance of the dispute, controversy or claim and shall decide the same in accordance with applicable usages and terms of trade. Evidentiary questions shall be governed by the Federal Rules of Evidence. The arbitrator's award shall be in writing and shall set forth findings and conclusions upon which the arbitrator based the award. The prevailing party in any such arbitration shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in connection with the arbitration, as determined by the arbitrator. Any award pursuant to such arbitration shall be final and binding upon the parties and judgment on the award may be entered in any federal or state court sitting or located in Bexar County, Texas, or in any other court having jurisdiction. The provisions of this Section 12.10 shall survive the termination of this Agreement. Notwithstanding the foregoing, this Section 12.10 shall not prevent any party from seeking injunctive relief from a court of competent jurisdiction under appropriate circumstances, provided, however, such action shall not constitute a waiver of the provisions of this Section 12.10.

          IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

                                        SELLERS:

                                        /s/ Lars Potter
                                        ----------------------------------------
                                        Lars Potter

                                        /s/ Wayne Squires
                                        ----------------------------------------
                                        Wayne Squires

                                        /s/ Samuel A. Plum
                                        ----------------------------------------
                                        Samuel A. Plum

                                        /s/ Hope P. Woodward
                                        ----------------------------------------
                                        Hope P. Woodward

                                        /s/ Wayne M. Squires
                                        ----------------------------------------
                                        Wayne M. Squires, Trustee
                                        Abigail S. Potter Trust

                                        /s/ Searcy F. Willis, Jr.
                                        ----------------------------------------
                                        Searcy F. Willis, Jr.

                                        /s/ Carl W. Timpson
                                        ----------------------------------------
                                        Estate of James Timpson

                                        /s/ Thomas C. Nix
                                        ----------------------------------------
                                        Thomas C. Nix

                                        /s/ Terrell W. Dahlman
                                        ----------------------------------------
                                        Terrell W. Dahlman, Trustee
                                        Williams S. Woodward Trust

                                        /s/ Ogden W. Timpson
                                        ----------------------------------------
                                        Ogden W. Timpson

                                        /s/ John T. Bradshaw
                                        ----------------------------------------
                                        John T. Bradshaw


                                        ----------------------------------------
                                        Dean Witter Reynolds, Inc.

                                        /s/ Carl W. Timpson, Jr.
                                        ----------------------------------------
                                        Carl W. Timpson, Jr.

                                        /s/ Victoria T. Kilburn
                                        ----------------------------------------
                                        Victoria T. Kilburn

                                        /s/ Terrell W. Dahlman
                                        ----------------------------------------
                                        Terrell W. Dahlman, Trustee
                                        Alixandra T. Potter Trust

                                        /s/ Jonathan E. Ellis
                                        ----------------------------------------
                                        Jonathan E. Ellis

                                        /s/ Edward A. Hoffmann
                                        ----------------------------------------
                                        Edward A. Hoffmann

                                        /s/ Terrell W. Dahlman
                                        ----------------------------------------
                                        Terrell W. Dahlman, Trustee
                                        Cynthia B. Woodward Trust

                                        /s/ Walter J. Wilson
                                        ----------------------------------------
                                        Walter J. Wilson, Attorney in fact

                                        /s/ Ross R. Hahn
                                        ----------------------------------------
                                        Ross R. Hahn

                                        /s/ Ruth L. Squires
                                        ----------------------------------------
                                        Ruth L. Squires



                                        COMPANY:

                                        Pioneer Drilling Co., Inc.


                                        By: /s/ Wayne M. Squires
                                           -------------------------------------

                                        Name: Wayne M. Squires
                                             -----------------------------------

                                        Title: President
                                              ----------------------------------


                                        PURCHASER:

                                        South Texas Drilling & Exploration, Inc.

                                        By: /s/ Michael E. Little
                                           -------------------------------------

                                        Name: Michael E. Little
                                             -----------------------------------

                                        Title: Chairman & CEO
                                              ----------------------------------

                                   EXHIBIT A

                                 No. of Shares
                                 -------------

Lars Potter                   5225    Carl W. Timpson, Jr.                  550
334 Flato Rd.                         5th Floor, 1177 George Bush Blvd.
Corpus Christi, TX 78405              Delray Beach, FL 33483


Wayne Squires                 5000    Victoria T. Kilburn                   450
P.O. Box 2963                         48 Walsh Lane
Corpus Christi, TX 78403              Greenwich, CT 06830


Samuel A. Plum                700     Terrell W. Dahlman, Trustee           450
10 Watermer Ave.                      Alixandra T. Potter Trust
Philadelphia, PA 19118                P.O. Box 2963
                                      Corpus Christi, TX 78403


Hope P. Woodward              450     Johnathan E. Ellis                    275
138 Summer St.                        5603 Bull Creek Rd.
Andover, MA 01810                     Austin, TX 78756


Wayne M. Squires, Trustee     450     Edward A. Hoffman                     163
Abigail S. Potter Trust               101 Rainbow Dr., Apt. 9750
P.O. Box 2963                         Livington, TX 77351-9330
Corpus Christi, TX 78403


Searcy F. Willis, Jr.         325     Terrell W. Dahlman, Trustee           112
4004 Hambletonian                     Cynthia B. Woodward Trust
Austin, TX 78746                      P.O. Box 2963
                                      Corpus Christi, TX 78403


Estate of James Timpson       275     Walter J. Wilson                      100
48 Habor Rd.                          P.O. Box 877
Southport, CT 06490                   Corpus Christi, TX 78403


Thomas C. Nix                 162     Ross R. Hahn                          50
3710 Sand Myrtle                      4201 Ravine Dr.
Houston, TX 77059                     Corpus Christi, TX 78410


Terrell W. Dahlman, Trustee   113     Ruth L. Squires                       50
William S. Woodward Trust             615 Theresa St.
P.O. Box 2963                         St. Marys, PA 15857
Corpus Christi, TX 78403


Ogden W. Timpson              100     Dean Witter Reynolds, Inc.            200
526 Black Pt. Rd.                     5 World Trade Center
Scarborough, ME 04074                 New York, NY 10048
                                      Attn: Randal Goding


John R. Bradshaw              100
4323 Williamsburg Rd.
Dallas, TX 75220

                                   EXHIBIT B

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT, dated as of July 31, 2000 (the "Closing Date"), is entered into by and among Pioneer Drilling Co., Inc., a Texas corporation ("Company"), the shareholders of the Company (listed in Exhibit A attached hereto and collectively referred to as "Sellers"), South Texas Drilling & Exploration, Inc., a Texas corporation ("Purchaser"), and Frost Bank - Corpus Christi, as escrow agent ("Escrow Agent").

     This is the Escrow Agreement referred to in the Stock Purchase Agreement by and among Purchaser, Sellers and the Company dated July ___, 2000 (the "Purchase Agreement"). Capitalized terms used in this Escrow Agreement without definition will have the respective meanings given to them in the Purchase Agreement.

     The parties, intending to be legally bound, hereby agree as follows:

     1.   ESTABLISHMENT OF ESCROW

          (a) Purchaser and Sellers are depositing with Escrow Agent (a) immediately available funds and (b) restricted shares of Purchaser's common stock, in the aggregate amount of $1,200,000.00, all as set forth on Exhibit A, as increased by any earnings thereon (such funds being the "Escrow Fund"), for the purposes of providing partial security for Purchaser's claims under Article 11 of the Purchase Agreement. Escrow Agent acknowledges receipt thereof.

          (b) Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuit to the terms and conditions hereof.

     2.   INVESTMENT OF FUNDS

          (a) Except as Purchaser and Sellers may from time to time jointly instruct Escrow Agent in writing, the cash portion of the Escrow Fund shall be invested in the Frost Bank Money Market Fund until the last of the Escrow Funds are disbursed. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Escrow Agreement. The parties hereby acknowledge and agree that unless written instructions and collected and available funds are delivered to Escrow Agent by 9:30 a.m. Central Time on a Business Day (as defined in paragraph 7 hereof) the funds will remain uninvested until the next Business Day.

          (b) All parties acknowledge and agree that payment of the Escrow Fund pursuant to the terms hereof is subject to the sale and final settlement of permitted investments. Delivery of and distribution instructions, when funds are invested in the Frost Bank Money Market Fund, must be made to Escrow Agent by 9:30 a.m. Central Time if the Escrow Fund is to be delivered by the close of that Business Day. Otherwise, the Escrow Fund will be delivered on the next Business Day. With respect to the sale of any other permitted investment, if the final settlement of that sale has not occurred by 1:00 p.m. Central Time on the day the instructions for disbursement are delivered to the Escrow Agent, all parties acknowledge and agree that the Escrow Fund will be delivered on the next Business Day.

         (c) The portion of the Escrow Fund comprised of shares of Purchaser's common stock will be held pursuant to the terms hereof, and Escrow Agent will receive, account for, and hold any distributions received in respect of such shares in accordance herewith and will exercise voting rights, if any, with respect to the shares as directed by Sellers in writing.

         3.       LOSS CLAIMS

                  (a) From time to time on or before July 31, 2002, Purchaser may give notice (a "Notice of Loss") to Sellers and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") for Losses it may have under Article 11 of the Purchase Agreement. The term Claim will include, for these purposes, the amount of defense costs for which Sellers are responsible under the terms of the Purchase Agreement. If Sellers give notice to Purchaser and Escrow Agent disputing any Claim (a "Counter Notice") within 30 days following receipt by Escrow Agent of the Notice of Loss regarding such Claim, such Claim shall be resolved as provided in
Section 3(b) of this Escrow Agreement. If no counter Notice is received by Escrow Agent within such 30-day period, then the dollar amount of Losses claimed by Purchaser as set forth in its Notice of Loss shall be deemed established for purposes of this Escrow Agreement and the Purchase Agreement and, at the end of such 30-day period, Escrow Agent shall pay or transfer to Purchaser, or its designee, (a) the dollar amount claimed in the Notice of Loss or (b) the number of shares of Purchaser's common stock, at an agreed value of $2.25 per share, necessary to satisfy the amount claimed in the Notice of Loss, from (and only to the extent of) the Escrow Fund. Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Purchase Agreement.

                  (b) If a Counter Notice is given with respect to a Claim, Escrow Agent will make payment with respect thereto only in accordance with (i) joint written instructions of Purchaser and Sellers (ii) an arbitrator's award or (iii) a final non-appealable order of a court or competent jurisdiction. Any award or court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the award or the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

                  (c) Any Notice of Loss or Counter Notice received by Escrow Agent after 5:00 p.m. Central Time on any Business Day will be deemed received by Escrow Agent on the next Business Day.

         4.       PAYMENTS TO PURCHASER FROM THE ESCROW FUND

                  The priority of any and all payments required to be made by Escrow Agent to Purchaser, or its designee, from the Escrow Fund under Section 3 of this Escrow Agreement ("Payment" or "Payments") will be determined according to the date on which Escrow Agent receives notice that each such Payment is due (or, if a Counter Notice has been given to Escrow Agent with respect to any Notice of Loss, the date on which Escrow Agent receives notice that any of clauses (i), (ii) or (iii) of Section 3(b) have been satisfied), with the earliest date receiving the highest priority. Any notice received by Escrow Agent after 11:00 a.m. Central Time on any date will be treated for purposes of this paragraph 4 as having been received on the next Business Day. If and to the extent the amounts payable to Purchaser, or its designee, in connection with any one Payment exceed the entire amount then present in the Escrow Fund, Escrow Agent will pay to Purchaser, or its designee, the entire amount then present in the Escrow Fund, Escrow Agent will pay to Purchaser, or its designee, the entire amount then present in the Escrow Fund, whereupon this Escrow Agreement will terminate in accordance with the provisions of Section 5 hereof. If and to the extent the sum of all amounts payable to Purchaser, or its designee, in connection with one or more Payments of equal priority and all other amounts of the same priority that Escrow Agent is obligated to pay from the Escrow Fund exceeds the entire amount then present in the Escrow fund, Escrow Agent will pay to Purchaser, or its designee, from the Escrow Fund, in lieu of each such Payment, an amount equal to (a) the total amount of such Payment multiplied by (b) a fraction equal to (i) the entire amount then present in the Escrow Fund divided by (ii) the aggregate of all such Payments and all such other amounts Escrow Agent is obligated to pay from the Escrow Fund, whereupon this Escrow Agreement shall terminate in accordance with the provisions of paragraph 5 hereof.

     5.  INTERIM DISTRIBUTIONS: TERMINATION OF ESCROW

     On July 31, 2001, Escrow Agent will pay and distribute an amount computed under the following sentence out of the Escrow Fund to Sellers. The interim distribution will be determined by subtracting from the Escrow Fund the sum of
(a) all Claims paid by Escrow Agent to Purchaser during the period July 31, 2000 through July 30, 2001, (b) the dollar amount claimed, but not yet paid, in any Notice of Loss during the period July 31, 2000 through July 30, 2001 and (c) $600,000. The intent of the parties by this provision is that the Escrow Fund for Claims asserted in the one year period commencing July 31, 2001 will be in an amount equal to $600,000. Any portion of the Escrow Fund not paid and distributed to Sellers on July 31, 2001 under the terms of the preceding two sentences will be retained by Escrow Agent. On July 31, 2002, Escrow Agent will pay and distribute the amount then present in the Escrow Fund to Sellers, unless any Claims are then pending, in which case an amount equal to the aggregate dollar amount of such Claims (as shown in the Notices of Loss with respect to such Claims) will be retained by Escrow Agent in the Escrow Fund (and the balance paid and/or distributed to Sellers) until satisfactory resolution of such Claims in accordance with Section 3(b) above. Any and all amounts to be paid and distributed to the Sellers from the Escrow Fund under this Section 5 will be paid and distributed among each of them on a pro rata basis in accordance with Exhibit A attached hereto. This Escrow Agreement will terminate upon the occurrence of the earlier of (a) agreement on the part of Purchaser and
(b) payment by the Escrow Agent of all of the Escrow Fund in accordance with this Escrow Agreement. Notwithstanding any termination of this Escrow Agreement, the provisions of Sections 10, 11, 12, 13, 16 and 21 will survive such termination and remain in full force and effect.

     6.  SELLERS' OPTION

     Each Seller initially depositing shares of Purchaser's common stock into the Escrow Fund will have the right at any time after July 31, 2001, to elect to have such shares then held by Escrow Agent distributed to such Seller in exchange for a deposit with Escrow Agent of immediately available funds in an amount equal to the number of shares so distributed multiplied by an agreed value of $2.25 per share.

     7.   ACCOUNT STATEMENTS

     Receipt of the Escrow Fund and investment and reinvestment of the Escrow Fund will be confirmed by Escrow Agent as soon as practicable by account statement to be delivered to Purchaser and Sellers' Representative (defined in Section 24), and any discrepancies in any such account statement will be noted by Purchaser and Representative to Escrow Agent within 30 calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within such 30-day period will be conclusively deemed confirmation of such account statement in its entirety. For purposes of this Section 7, each account statement will be deemed to have been received by the party to whom directed on the earlier to occur of (i) actual receipt thereof and (ii) three "Business Days" (hereinafter defined) after the deposit thereof in the United States mail, postage prepaid. The term "Business Day" will mean any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in Corpus Christi, Texas.

     8.   TAX MATTERS

          (a) Purchaser and Sellers will provide Escrow Agent with their respective taxpayer identification numbers documented by an appropriate Form W8 or Form W9 upon execution of this Escrow Agreement. Failure to so provide such forms may prevent or delay disbursements from the Escrow Fund and may also result in the assessment of a penalty and Escrow Agent's being required to withhold tax on any interest or other income earned on the Escrow Fund. Any payments of income will be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

          (b) Purchaser and Sellers represent and warrant to Escrow Agent that there are no federal, state or local tax liabilities or filing requirements whatsoever concerning Escrow Agent's actions contemplated hereunder and represent and warrant to Escrow Agent that Escrow Agent has no duty to withhold or file any report or any tax liability under any federal or state income tax, local or state property tax, local or state sales or use taxes, or any other tax by any taxing authority, other than the filing of Forms 1099 in respect to the interest earnings to each of the Sellers. Sellers agree jointly and severally to indemnify Escrow Agent fully from any tax liability, penalties or interest incurred by Escrow Agent arising hereunder and agree to pay in full any such tax liability together with penalty and interest, if any, that is ultimately assessed against Escrow Agent for any reason as a result of its actions hereunder (except for Escrow Agent's individual income tax liability).

     9.   SCOPE OF UNDERTAKING

          Escrow Agent's duties and responsibilities in connection with this Escrow Agreement will be purely ministerial and limited to those expressly set forth in this Escrow Agreement. Escrow Agent will have no responsibility or obligation of any kind in connection with this Escrow Agreement or the Escrow Fund and will not be required to deliver the Escrow Fund or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, invest, reinvest and deliver the Escrow Fund as herein provided. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the parties hereto the Escrow
Agent will not be required to exercise any discretion hereunder and will have no investment or management responsibility and, accordingly, will have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the Purchaser, Company, Sellers or Representative or any of them. Escrow Agent will not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for, subject to Section 10 herein below, its own willful misconduct, bad faith or gross negligence. It is the intention of the parties hereto that Escrow Agent will never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

     10. RELIANCE LIABILITY

         Escrow Agent may rely on, and will not be liable for acting or refraining from acting in accordance with, any written notice, instruction or request or other paper furnished to it hereunder or pursuant hereto and believed by it to have been signed or presented by the proper party or parties. Escrow Agent will be responsible for holding, investing, reinvesting and disbursing the Escrow Fund pursuant to this Escrow Agreement; provided, however, that Escrow Agent will have no liability for any loss arising from any cause beyond its control, including, but not limited to, the following: (a) acts of God, force majeure, including, without limitation, war (whether or not declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; (b) the act, failure or neglect of any Purchaser, Sellers or Representative of or any agent or correspondent of any of them contrary to the terms of this Escrow Agreement; (c) any delay, error, omission or default of any mail, courier, telegraph, cable or wireless agency or separator; or (d) the acts of edicts of any government or governmental agency or other group or entity exercising governmental powers. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement of any part hereof or for the transactions requiring or underlying the execution of this Escrow Agreement, the form or execution hereof or for the identity or authority of any person executing the Escrow Agreement on behalf of the Purchaser, Sellers and Representative or depositing the Escrow Fund.

     11. RIGHT OF INTERPLEADER

         Subject to Section 22 hereof and without waiving the same, should any controversy arise involving the parties hereto or any of them or any other person,firm or entity and such controversy results in claims and demands having been made by them, or any of them in connection with or for any part of the Escrow Fund, or should a substitute escrow agent fail to be designated as provided in Section 18 hereof, Escrow Agent will have the right, but not the obligation, either to (a) withhold delivery of the Escrow Fund until the controversy is resolved or the conflicting demands are withdrawn (but no more than 180 days after Escrow Agent receives notice of the conflict) or (b) institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. The parties hereto agree that to the extent such controversy is between the Purchaser and Sellers, such controversy will be resolved in accordance with Section 22 and the parties hereto will take such actions as may be necessary to cause the court in which such petition for interpleader has been filed to recognize and enforce the arbitrator's award. In the event Escrow Agent is a party to any dispute, Escrow Agent will have the additional right to refer such controversy to binding arbitration. Should a petition for interpleader be instituted, or should Escrow Agent be threatened with litigation or become involved in litigation or binding arbitration in any manner whatsoever in connection with this Escrow Agreement or the Escrow Fund, Purchasers and Sellers hereby jointly and severally agree to reimburse Escrow Agent for its reasonable attorney's fees and any and all other reasonable expenses, losses, costs and damages incurred by Escrow Agent in connection with or resulting from such threatened or actual litigation or arbitration except to the extent arising out of the Escrow Agent's willful misconduct, bad faith or gross negligence. Escrow Agent is hereby given a lien upon, and security interest in, any portion of the Escrow Fund in Escrow Agent's actual or constructive possession, and all investment and reinvestment of the Escrow Fund, to secure Escrow Agent's rights to payment or reimbursement (or both) under this Escrow Agreement.

     12.  INDEMNIFICATION

          PURCHASER AND SELLER HEREBY AGREE JOINTLY AND SEVERALLY TO PROTECT, DEFEND AND INDEMNIFY ESCROW AGENT, ITS OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES AND AGENTS (EACH HEREIN CALLED AN "INDEMNIFIED PARTY") AGAINST, AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM, ANY AND ALL EXPENSES, INCLUDING, WITHOUT LIMITATION, ATTORNEY'S FEES AND COURT COSTS, LOSSES, COSTS, DAMAGES AND CLAIMS INCLUDING, BUT NOT LIMITED TO, COSTS OF INVESTIGATION, LITIGATION AND ARBITRATION, TAX LIABILITY AND LOSS ON INVESTMENTS SUFFERED OR INCURRED BY ANY INDEMNIFIED PARTY IN CONNECTION WITH OR ARISING FROM OR OUT OF THIS ESCROW AGREEMENT, EXCEPT SUCH ACTS OR OMISSIONS AS MAY RESULT FROM THE WILLFUL MISCONDUCT, BAD FAITH OR GROSS NEGLIGENCE OF SUCH INDEMNIFIED PARTY. IN NO EVENT WILL ANY INDEMNIFIED PARTY BE LIABLE TO PURCHASER OR SELLERS FOR SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR LOSS OF BUSINESS, ARISING UNDER OR IN CONNECTION WITH THIS ESCROW AGREEMENT.

     13.  COMPENSATION AND REIMBURSEMENT OF EXPENSES

          Purchaser and Sellers hereby agree, jointly and severally, (i) to pay Escrow Agent for its services hereunder in accordance with the fee schedule attached hereto as Exhibit B, which fee will be deemed fully earned immediately, regardless of the actual length of time during which this Escrow Agreement is effective, and (ii) to pay all reasonable expenses incurred by Escrow Agent in connection with the performance of its duties and enforcement of its rights hereunder and other-wise in connection with the preparation, operation, administration and enforcement of this Escrow Agreement, including, without limitation, reasonable attorney's fees, brokerage costs and related expenses incurred by Escrow Agent. No increase in the rate of any fee charged by the Escrow agent shall be valid hereunder unless previously approved in
writing by Purchaser and Representative. A fee of $     will be paid to the
Escrow Agent by Purchaser and Sellers upon execution of this Escrow Agreement. As between Purchaser and Sellers, any such compensation and reimbursement to which Escrow Agent is entitled will be borne 50% by Purchaser and 50% by Sellers. Notwithstanding anything to the contrary contained in this Escrow Agreement, Escrow

Agent will be entitled to retain from any disbursements requested hereunder any outstanding fees and/or expenses due to it hereunder. Escrow Agent is hereby granted a first lien on the Escrow Fund for all indebtedness that may become owing to Escrow Agent pursuant to this Escrow Agreement or otherwise in connection with the Escrow Fund. In the event such fees or expenses are not paid to Escrow Agent within thirty (30) days after Escrow Agent makes demand therefor from Purchaser and Sellers, Escrow Agent may charge such fee against the Escrow Fund.

     14.  NOTICES


          Any notice or other communication required or permitted to be given under this Escrow Agreement by any party hereto to any other party hereto will be considered as properly given if in writing and (a) delivered against receipt therefor, (b) mailed by certified mail, return receipt requested and postage prepaid or (c) sent by facsimile, in each case to the address or facsimile number, as the case may be, set forth below:


If to Pioneer:           Pioneer Drilling Co., Inc.
                         334 Flato Road
                         Corpus Christi, TX 78405
                         ATTN:

If to Representative:    Lars Potter
                         334 Flato Road
                         Corpus Christi, TX 78405

Copy to:                 Porter, Rogers, Dahlman, & Gordon, P.C.
                         800 N. Shoreline, Suite 800
                         Corpus Christi, Texas 78401
                         ATTN: Daniel J. Davis

If to Purchaser:         South Texas Drilling & Exploration, Inc.
                         9310 Broadway, Building 1
                         San Antonio, Texas 78217
                         ATTN: Wm. Stacy Locke

Copy to:                 Matthews & Branscomb
                         802 N. Carancahua, Suite 1900
                         Corpus Christi, Texas 78470
                         ATTN: Gerald E. Thornton, Jr.

If to Escrow Agent:      Frost National Bank - Corpus Christi
                         802 North Carancahua
                         Corpus Christi, Texas 78403


Except to the extent otherwise provided in Sections 4 or 7 herein above delivery of any communication given in accordance herewith shall be effective only upon actual receipt thereof by the party or parties to whom such communication is directed. Any party to his Escrow Agreement may change the address to which communications hereunder are to be directed by giving written notice to the other party or parties hereto in the manner provided in this section. Notwithstanding the foregoing, any notice hereunder delivered to Representative with respect to a Claim shall only be given in accordance with clauses (a) and (b) above, and notice to Representative by facsimile with respect to a Claim shall not be deemed given for purposes of this Escrow Agreement.

     15.  CONSULTATION WITH LEGAL COUNSEL

          Escrow Agent may consult with its counsel or other counsel satisfactory to it concerning any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of such counsel.

     16.  CHOICE OF LAW; CUMULATIVE RIGHTS

          This Escrow Agreement will be construed under, and governed by, the laws of the State of Texas, excluding, however, (a) its choice of law rules and
(b) the portions of the Texas Trust Code Section 111.00 1 et. seq. Of the Texas Property Code concerning fiduciary duties and liabilities of trustees. All of Escrow Agent's rights hereunder are cumulative of any other rights it may have at law, in equity or otherwise. Subject to Section 22 hereof and without waiving the same, the parties hereto agree that the forum for resolution of any dispute arising under this Escrow Agreement shall be Nueces County, Texas, and each of Purchaser, Sellers and Representative hereby consents, and submits itself, to the jurisdiction on any state or federal court sitting in Nueces County, Texas.

     17.  RESIGNATION

          The Escrow Agent may be removed at any time with the written consent of Purchaser and Representative, Escrow Agent may resign hereunder upon thirty
(30) days' prior notice to the Purchaser and Representative. If the Escrow Agent shall resign or be removed, Purchaser and Representative shall appoint, as soon as possible, a successor escrow agent. Upon the effective date of such resignation or removal, Escrow Agent will deliver the Escrow Fund to any substitute escrow agent designated by Purchaser and Representative in writing. Any successor escrow agent will be deemed to have accepted the responsibilities hereunder upon execution of this Escrow Agreement and delivery of such executed document to Purchaser and Representative. If Purchaser and Representative fail to designate a substitute escrow agent within thirty (30) days after the giving of such notice, Escrow Agent may institute a petition for interpleader. Escrow Agent's sole responsibility after such 30-day notice period expires will be to hold the Escrow Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent's obligations hereunder shall cease and terminate. Any removal or resignation of Escrow Agent under this paragraph will in no way discharge the obligations of the parties hereto under Sections 11, 12, and 13 herein above relating to the reimbursement of expenses, indemnification and fees. Escrow Agent shall have the right to deduct from the property to be transferred to any successor agent any unpaid fees and expenses.

     18.  ASSIGNMENT

          This Escrow Agreement may not be assigned by Purchaser, Sellers or Representative without the prior written consent of Escrow Agent (such assigns of any of Purchaser, Sellers or Representative to which Escrow Agent consents, if any, and Escrow Agent's assigns being hereinafter referred to collectively as "Permitted Assigns").

     19.  SEVERABILITY

          If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Escrow Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof will be given full force and effect.

     20.  GENERAL

          The section headings contained in this Escrow Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Escrow Agreement. This Escrow Agreement and any affidavit, certificate, instrument, agreement or other document required to be provided hereunder may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute but one and the same instrument. Unless the context otherwise requires, the singular includes the plural and vice versa, and each pronoun in any gender includes all other genders. The terms and provisions of this Escrow Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof, and neither Purchaser, Sellers, Representative nor Escrow Agent has relied on any representations or agreements with the other, except as specifically set forth in this Escrow Agreement or, with respect to the Purchaser and Sellers, the Purchase Agreement. This Escrow Agreement or any provision hereof may be amended, modified, waived or terminated only by written instrument duly signed by the parties hereto. This Escrow Agreement inures to the benefit of, and is binding upon, the parties hereof and their respective heirs, devisees, executor, administrators, personal representatives, successors, trustees, receivers and Permitted Assigns. This Escrow Agreement is for the sole and exclusive benefit of Purchaser, Sellers and the Escrow Agent, and nothing in this Escrow Agreement, express or implied, is intended to confer nor shall be construed as conferring upon any other person any rights, remedies or any other type or types of benefits.

     21. ARBITRATION

          All disputes hereunder between or among any of the Sellers and Purchasers will be settled in accordance with the arbitration provisions of section 12.10 of the Purchase Agreement.

     22.  WAIVER

          The rights and remedies of the parties to this Escrow Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Escrow Agreement or the documents referred to in this Escrow Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Escrow Agreement or the documents referred to in this Escrow Agreement can be discharged by any one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Escrow Agreement or the documents referred to in this Escrow Agreement.

     23.  REPRESENTATIVE

          (a) The Sellers will act through the Representative, who is deemed authorized to act on behalf of Sellers in the manner set forth in this Section
23. Sellers have selected Lars Potter as the initial Representative.

          (b) A Representative may resign at any time effective upon giving written notice to each of the parties hereto. The Sellers may at any time remove a Representative by giving thirty (30) days' written notice to him. If a Representative shall resign or be removed, the Sellers may by written election appoint any number of successor Representatives and will so appoint a successor if the Representative in question was the only Representative in office. The Representative will promptly notify Purchaser in writing of the resignation or removal of any Representative and of the appointment of any successor Representative.

          (c) With respect to matters involving the Sellers, Purchaser and Escrow Agent must relay conclusively upon any written instruction of a Representative, Purchaser and Escrow Agent must rely conclusively on the authority of a Representative designated herein or by the Sellers until Purchaser and Escrow Agent receive a written instruction naming another person as Representative to succeed to that position in the place of the existing Representative, which instruction must be signed by the Sellers.

          (d) The Representative may take any action on behalf of the Sellers which it deems appropriate to take with respect to any Claim for Losses received by it pursuant to Article 11 of the Purchase Agreement.

          (e) The Representative may on behalf of the Sellers, at any time and without regard to whether or not proceedings for the resolution determination thereof have commenced, agree upon, resolve, settle or compromise any Claim under Article 11 of the Purchase Agreement in the sole and absolute discretion of the Representative.

          (f) The Representative may on behalf of the Sellers, in its sole and absolute discretion, pursue, elect not to pursue, or terminate the pursuit of any Claim or issue under Article 11 of the Purchase Agreement, including the conduct of arbitration or litigation of third-party claims, as provided herein and in the Agreement.

          (g) Under no circumstances will the Representative be liable to Sellers for any act it may take in its capacity as Representative, or for the failure to take any action, or for the actions of Sellers, or for any damage, loss of expense suffered or incurred resulting from the exercise of the Representative's sole and absolute discretion in acting hereunder, except only for acts of gross negligence, bad faith or willful misconduct.

     (h) The Representative shall be and hereby is authorized to retain counsel, accountants, or other professional assistants to assist in determining the validity of claims or in otherwise acting hereunder as a Representative. Any such expenses will be borne by the Sellers and may be taken from the proceeds of the Escrow Fund to be delivered to such Sellers.

     (i) The Representative will not be liable for any expense incurred on behalf of the Sellers or any of them in protesting, analyzing, resisting, arbitrating, litigating, negotiating with respect to, or defending any claim made in connection with this Agreement, or for any amounts otherwise expended in acting hereunder.

     (j) On demand by the Representative, Sellers will contribute all sums demanded to pay the fees and expenses incurred by the Representative on behalf of the Sellers in acting hereunder.

     (k) The Representative will keep the Sellers reasonably informed of actions taken by it in acting hereunder.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                              PURCHASER:

                              SOUTH TEXAS DRILLING & EXPLORATION, INC.


                              By:
                                  ----------------------------------------------

                              Name:
                                    --------------------------------------------

                              Title:
                                     -------------------------------------------


                              COMPANY:

                              PIONEER DRILLING CO., INC.


                              By:
                                  ----------------------------------------------

                              Name:
                                    --------------------------------------------

                              Title:
                                     -------------------------------------------

                              SELLERS:


                              --------------------------------------------------
                              Lars Potter


                              --------------------------------------------------
                              Wayne Squires


                              --------------------------------------------------
                              Samuel A. Plum


                              --------------------------------------------------
                              Hope P. Woodward


                              --------------------------------------------------
                              Wayne M. Squires, Trustee
                              Abigail S. Potter Trust


                              --------------------------------------------------
                              Searcy F. Willis, Jr.


                              --------------------------------------------------
                              Estate of James Timpson


                              --------------------------------------------------
                              Thomas C. Nix


                              --------------------------------------------------
                              Terrell W. Dahlman, Trustee
                              William S. Woodward Trust


                              --------------------------------------------------
                              Ogden W. Timpson


                              --------------------------------------------------
                              John R. Bradshaw


                              --------------------------------------------------
                              Dean Witter Reynolds, Inc.


                              --------------------------------------------------
                              Carl W. Timpson, Jr.

                              --------------------------------------------------
                              Victoria T. Kilburn


                              --------------------------------------------------
                              Terrell W. Dahlman, Trustee
                              Alixandra T. Potter Trust


                              --------------------------------------------------
                              Jonathan E. Ellis


                              --------------------------------------------------
                              Edward A. Hoffmann


                              --------------------------------------------------
                              Terrell W. Dahlman, Trustee
                              Cynthia B. Woodward Trust


                              --------------------------------------------------
                              Walter J. Wilson


                              --------------------------------------------------
                              Ross R. Hahn


                              --------------------------------------------------
                              Ruth L. Squires